UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

A. H. Belo Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2016

Dear Fellow Shareholder:

I invite you to attend our annual meeting of shareholders on May 12, 2016 in the lobby of the TXCN Building, 570 Young Street, Dallas, Texas. Included is a map for your use. We hope that you will be able to attend.

Materials being provided include the Notice of Annual Meeting setting forth the business expected to come before the meeting, the 2016 proxy statement and A. H. Belo’s 2015 annual report. If you requested printed versions of the materials by mail, these materials also include a proxy/voting instruction card for the annual meeting. The proxy statement tells you more about the agenda and voting procedures for the meeting and provides information about A. H. Belo’s directors, including those nominated for election at this year’s meeting.

As permitted by the rules of the Securities and Exchange Commission, most of the Company’s shareholders were mailed a Notice of Internet Availability of Proxy Materials with instructions for electronically accessing these proxy materials and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how you may obtain printed copies of our proxy materials free of charge. We believe that this approach allows us to provide our shareholders with the information they need to vote their shares while reducing delivery costs and conserving natural resources.

For those A. H. Belo shareholders with access to the Internet, we encourage you to vote your shares online. Detailed instructions on how to vote over the Internet or by telephone are set forth in the proxy materials and in the Notice of Internet Availability of Proxy Materials. We encourage you to elect to receive future annual reports, proxy statements and other materials over the Internet by following the instructions in the proxy statement. This electronic means of communication is quick and convenient and reduces the Company’s printing and mailing costs.

Whether or not you attend the meeting, it is important that your shares be represented at the annual meeting. I encourage you to vote your shares as soon as possible either by returning your proxy/voting instruction card or by voting using the Internet or telephone voting procedures outlined in the proxy materials or in the Notice of Internet Availability of Proxy Materials.

I hope to see you on May 12.

Sincerely,

James M. Moroney III

Chairman of the Board

President and Chief Executive Officer

P. O. Box 224866 Dallas, Texas 75222-4866            Tel. 214.977.8222            Fax 214.977.8285

www.ahbelo.com                  Deliveries: 508 Young Street                  Dallas, Texas 75202

P. O. Box 224866

Dallas, Texas 75222-4866

www.ahbelo.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 12, 2016

To A. H. Belo Shareholders:

Please join us for the 2016 annual meeting of shareholders of A. H. Belo Corporation. The meeting will be held in the lobby of the TXCN Building at 570 Young Street, Dallas, Texas, on Thursday, May 12, 2016, at 1:30 p.m., Dallas, Texas time.

At the meeting, holders of A. H. Belo Series A common stock and A. H. Belo Series B common stock will act on the following matters:

1.	Election of the three directors named in the proxy statement;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm; and

3.	Any other matters that may properly come before the meeting.

All record holders of shares of A. H. Belo Series A common stock and A. H. Belo Series B common stock at the close of business on March 17, 2016 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to shareholders via the Internet. Shareholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The electronic delivery of our proxy materials will expedite receipt of the materials by our shareholders, reduce any environmental impact and lessen our printing and mailing costs.

The Notice of Internet Availability of Proxy Materials identifies the date, time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a website where shareholders can access the proxy materials and vote their shares; and a toll-free telephone number, an email address and a website where shareholders can request a paper or email copy of the proxy materials, including our proxy statement, annual report to shareholders and form of proxy/voting instruction card, free of charge.

By Order of the Board of Directors

CHRISTINE E. LARKIN

Secretary

March 29, 2016

P. O. Box 224866

Dallas, Texas 75222-4866

www.ahbelo.com

PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held On May 12, 2016

This proxy statement contains information related to the annual meeting of shareholders of A. H. Belo Corporation (“A. H. Belo,” the “Company,” “we,” “our” or “us”) to be held on Thursday, May 12, 2016, beginning at 1:30 p.m., Dallas, Texas time, in the lobby of the TXCN Building at 570 Young Street, Dallas, Texas, and any postponement or adjournment of the meeting.

A Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed or otherwise sent to shareholders of A. H. Belo on or about March 29, 2016. Paper copies of this proxy statement and related proxy/voting instruction card will be distributed to shareholders beginning on or about March 29, 2016.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting to be Held on May 12, 2016. A. H. Belo’s 2016 proxy statement and 2015 annual report, which includes consolidated financial statements for the year ended December 31, 2015, are available at www.proxyvote.com by entering a control number found in your notification materials. These documents are also posted on our website at www.ahbelo.com.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act on matters outlined in the accompanying notice, including the election of directors, ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, and any other matters properly brought before the meeting. Management will report on A. H. Belo’s performance in 2015 and respond to questions and comments from shareholders.

Who can attend the annual meeting?

Shareholders and guests of A. H. Belo may attend the annual meeting.

Who may vote at the meeting?

Only shareholders who owned A. H. Belo shares of common stock at the close of business on March 17, 2016 (the “record date”), or their duly appointed proxies, are entitled to vote at the meeting, or at any postponement or adjournment of the meeting. Our common stock is divided into two series: Series A common stock and Series B common stock. Holders of either series of common stock as of the close of business on the record date will be entitled to vote at the meeting. At the close of business on the record date, a total of 19,164,475 shares of Series A common stock and 2,413,166 shares of Series B common stock were outstanding and entitled to vote.

What are the voting rights of the holders of Series A common stock and Series B common stock?

Holders of A. H. Belo Series A and Series B common stock vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Series A common stock will be entitled to one vote on each matter. Each outstanding share of Series B common stock will be entitled to 10 votes on each matter.

Why did I receive a one-page Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials via the Internet and has sent the Notice to its shareholders. Shareholders can access the proxy materials on the website referred to in the Notice or request to receive free of charge a printed set of the proxy materials, including a proxy/voting instruction card. Instructions on how to access the proxy materials over the Internet or to request a printed copy are set forth in the Notice. If you hold A. H. Belo shares in your A. H. Belo Savings Plan account or in your Belo Savings Plan account, the Notice also has instructions on how to provide your voting instructions via the Internet.

In addition, all shareholders may request to receive proxy materials electronically by email on an ongoing basis by following the instructions in the paragraph captioned “How to Receive Future Proxy Statements and Annual Reports Online” in the “Annual Report and Additional Materials” section of this proxy statement. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet in order to help reduce printing and mailing costs and environmental impacts.

What constitutes a quorum to conduct business at the meeting?

In order to carry on the business of the meeting, we must have a quorum present in person or by proxy. A majority of the voting power of the outstanding shares of common stock eligible to vote and at least one-third of the outstanding shares entitled to vote must be present at the meeting, in person or by proxy, in order to constitute a quorum.

Abstentions and broker non-votes are counted as present at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker or other nominee returns a proxy but does not vote on a particular proposal because the broker or nominee does not have authority to vote on that particular item and has not received voting instructions from the beneficial owner.

How do I cast my vote?

You may receive more than one Notice or proxy/voting instruction card depending on how you hold your shares. It is important that you follow the instructions on each card or Notice and vote the shares represented by each card or Notice separately.

Shareholders of record.    If you hold shares directly and are listed as a shareholder on A. H. Belo’s stock records, you may vote in person if you attend the meeting or you may vote by proxy, which gives the proxy holder the right to vote your shares on your behalf. You may vote by proxy online via the Internet, by telephone, or, if you request copies of the proxy materials, by completing and returning your proxy card in the envelope provided. Shares represented by proxy cards that are properly completed and submitted will be voted in accordance with the shareholder’s instructions.

Shares held in broker or other nominee name (“street name”).    If you hold shares in street name, you have the right to instruct your broker or other nominee on how to vote those shares on your behalf and you will receive a Notice or, if you request, a copy of the proxy materials, including a voting instruction form, from them. Alternatively, you may vote these shares in person at the meeting, by following the instructions below under “How do I vote in person.”

Shares held in your A. H. Belo Savings Plan account.    These shares may be voted only by the plan trustee, but you may instruct the plan trustee on how to vote them. Information on how to provide voting instructions to the plan trustee via the Internet is set out in the Notice. The Notice also includes information on how to obtain paper copies of the proxy materials, including a voting instruction card, if you so desire. For more information, please refer to the question and answer “How do I vote my shares held in the A. H. Belo Savings Plan” below.

If you want to vote using the Internet or telephone, please follow the instructions on each proxy/voting instruction card or in the Notice, and have the proxy/voting instruction card or the Notice available when you call in or access the voting site. In order to be included in the final tabulation of proxies, completed proxy/voting instruction cards must be received, and votes cast using the Internet or telephone must be cast, by the date and time noted on the card or in the Notice.

How do I vote in person?

For shares held of record in your name, you may vote in person by completing a ballot at the annual meeting. If you plan to vote in person but hold shares through a broker or other nominee, you must provide a “legal proxy” from the broker or nominee evidencing your authority to vote shares the broker held for your account at the close of business on March 17, 2016. You must contact your brokerage firm directly in advance of the annual meeting to obtain a legal proxy. Blank ballots will be available at the registration table at the meeting. Completed ballots may be deposited at the registration table and a call for completed ballots will be made during the course of the meeting prior to the close of the polls. Voting instructions with respect to shares held in the A. H. Belo Savings Plan must be submitted by May 10, 2016, and may not be provided at the meeting.

Can I change my vote or revoke my proxy prior to the final voting?

Yes. For shares held of record in your name, you may revoke your proxy (including an Internet or telephone vote) by:

➤	filing a written notice of revocation with the Secretary of A. H. Belo at any time prior to the annual meeting; or

➤	delivering a duly executed written proxy bearing a later date by the voting deadline set forth on the proxy card; or

➤	submitting a new proxy by Internet or telephone by the voting deadline set forth on the proxy card; or

➤	voting by ballot at the meeting. Attendance at the meeting does not by itself revoke a previously granted proxy.

If your shares are held through a broker or nominee, contact that broker or nominee if you wish to change your voting instructions.

For information on how to revoke or modify previously given voting instructions with respect to shares held through the Savings Plan, please see “How do I vote my shares held in the A. H. Belo Savings Plan” below.

How do I vote my shares held in the A. H. Belo Savings Plan?

Fidelity Management Trust Company is the plan trustee for the A. H. Belo Savings Plan. The A. H. Belo Savings Plan is referred to herein as the “Savings Plan.” Only the plan trustee can vote the shares held by the Savings Plan. If you participate in the Savings Plan and had full shares of A. H. Belo common stock credited to your account as of the record date, you received a Notice in lieu of paper copies of our proxy materials. The Notice includes instructions on how to access the proxy materials over the Internet and how to request a printed set of the proxy materials, including a voting instruction card, if you desire to do so. The Notice also has information on how to provide your voting instructions to the plan trustee via the Internet or telephone. You will not be able to vote these shares in person at the annual meeting.

Because of the time required to tabulate voting instructions from participants in the Savings Plan before the annual meeting, the trustee must receive your voting instructions by May 10, 2016. If you sign, date and return a paper voting instruction card but do not check any boxes on the card, the trustee will vote your shares FOR the nominees standing for election as directors named in this proxy statement and FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. In addition, at its discretion, the trustee of the Savings Plan will be authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. If the trustee does not receive instructions from you (by Internet, telephone or voting instruction card) by May 10, 2016, the trustee will vote your shares in the same proportion as the shares in the Savings Plan for which voting instructions have been received from other plan participants. You may revoke or modify previously given voting instructions by May 10, 2016, by submitting a new voting instruction by Internet or telephone, filing with the trustee either a written notice of revocation or submitting a properly completed and signed voting instruction card by that date.

What happens if I do not give specific voting instructions?

If you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card or voting instruction card without giving specific voting instructions, then the proxy holders or the trustee of the Savings Plan, as appropriate, will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement as follows: FOR the nominees standing for election as directors named in this proxy statement and FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. In addition, the proxy holders or the trustee of the Savings Plan, as appropriate, may vote in their discretion on any other matter that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

If you hold your shares through a broker, and you do not provide any voting instructions on the Internet or by telephone and do not return a voting instruction form, your broker may vote your shares at its discretion only on certain “routine matters.” If the organization that holds your shares does not receive any voting instructions from you, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote your shares with respect to “non-routine” matters. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The Company believes that the election of directors (Proposal One) is not a “routine matter” and a broker or other nominee will not be permitted to vote any uninstructed shares on Proposal One. The Company believes that Proposal Two, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, is a “routine matter” on which brokers will be permitted to vote uninstructed shares. With respect to all other matters, however, your broker may not vote your shares for you without instructions and the aggregate number of unvoted shares is reported as the “broker non-vote.”

How are broker non-votes and abstentions treated?

For Proposal One (election of directors), abstentions and broker non-votes have no effect. For matters requiring majority approval, abstentions and broker non-votes have the effect of negative votes, meaning that abstentions and broker non-votes will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved.

What vote does the Board recommend?

The Board recommends a vote:

FOR all director nominees named in this proxy statement, and

FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What number of votes is required to approve each proposal?

➤    Election of directors (Proposal One) — The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. You do not have the right to cumulate votes in the election of directors. In other words, you cannot multiply the number of shares you own by the number of directorships being voted on and then cast the total for only one candidate or among several candidates as you see fit. Votes that are instructed to be withheld with respect to the election of one or more directors will not be voted for the director or directors indicated, although they will be counted for purposes of determining whether a quorum is present. Shares held in broker or street name cannot be voted on this proposal without your instruction.

Additionally, if an incumbent director does not receive the affirmative vote of at least a majority of the votes cast with respect to that director’s election at the annual meeting (which for this purpose includes votes cast “for” the director’s election and votes to withhold authority with respect to the director’s election), then that director is required to promptly tender his or her resignation and the Board will act on such resignation as provided in the Company’s Corporate Governance Guidelines, the applicable portion of which is attached to this proxy statement as Appendix A.

➤    Ratification of appointment of independent registered public accounting firm (Proposal Two) — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for 2016. With respect to shares held in broker or street name, your broker has discretion to vote any uninstructed shares on this matter.

➤    Other matters — Unless otherwise required by law or the Company’s Certificate of Incorporation, the affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required for other matters that properly may come before the meeting.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the annual meeting.

PROXY SOLICITATION

Your proxy is being solicited on behalf of A. H. Belo’s Board of Directors. In addition to use of the mail, the solicitation may also be made by use of facsimile, the Internet or other electronic means, or by telephone or personal contact by directors, officers, employees and agents of A. H. Belo. A. H. Belo pays the costs of this proxy solicitation.

We have hired Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902, to assist in soliciting proxies from beneficial owners of shares held in the names of brokers and other nominees, and have agreed to pay Morrow & Co., LLC a fee of $5,000 plus its related costs and expenses. We also supply brokers, nominees and other custodians with proxy forms, proxy statements and annual reports for the purpose of sending proxy materials to beneficial owners. We reimburse brokers, nominees and other custodians for their reasonable expenses.

A. H. BELO CORPORATION STOCK OWNERSHIP

The following tables set forth information about the beneficial ownership of A. H. Belo common stock by our current directors, nominees for election as director, the executive officers named in the Summary Compensation Table (the “named executive officers” or “NEOs”), all current directors, director nominees and executive officers as a group, and by each person known to A. H. Belo to own more than 5% of the outstanding shares of A. H. Belo Series A or Series B common stock. At the close of business on March 17, 2016, there were 19,164,475 Series A shares, 2,413,166 Series B shares and 21,577,641 combined Series A and Series B shares issued and outstanding.

Under SEC rules, the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days of the record date pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership rather than direct ownership of issued and outstanding shares, except as described in footnote (1) to the table below.

Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of common stock indicated in the table as beneficially owned by such person. Series A common stock has one vote per share and Series B common stock has 10 votes per share. Consequently, the voting power of Series B holders is greater than the number of shares beneficially owned. For example, the shares of A. H. Belo common stock beneficially owned by all current directors, director nominees and executive officers as a group, representing 14.6% of the total outstanding shares of Series A and Series B common stock, have combined voting power of 51.8%.

A. H. Belo Corporation Stock Ownership of Directors and Executive Officers

Shares of Common Stock Beneficially Owned And Percentage of Outstanding Shares as of March 17, 2016(1)(2)(3)
					Combined		Combined
	Series A		Series B		Series A and Series B		Series A and Series B
Name	Number	Percent	Number	Percent	Number	Percent	Votes	Percent
James M. (Jim) Moroney III*+	282,811	1.5%	579,519	23.4%	862,330	4.0%	6,078,001	13.9%
Katy Murray+	1,637	**	0	**	1,637	**	1,637	**
Christine E. Larkin+	6,512	**	0	**	6,512	**	6,512	**
Grant S. Moise+	3,493	**	0	**	3,493	**	3,493	**
Michael O’Hara+	0	**	0	**	0	**	0	**
John A. Beckert*	18,126	**	0	**	18,126	**	18,126	**
Louis E. Caldera*¿	21,572	**	2,457	**	24,029	**	46,142	**
Robert W. Decherd*	517,789	2.7%	1,613,895	66.0%	2,131,684	9.9%	16,656,739	38.2%
Ronald D. McCray*	21,347	**	0	**	21,347	**	21,347	**
Tyree B. (Ty) Miller*(4)	36,668	**	0	**	36,668	**	36,668	**
John P. Puerner*¿	39,848	**	0	**	39,848	**	39,848	**
Nicole G. Small*¿	18,126	**	0	**	18,126	**	18,126	**
Alison K. Engel+(5)	29,090	**	0	**	29,090	**	29,090	**
Michael N. Lavey+(5)	7,268	**	0	**	7,268	**	7,268	**
All directors, director nominees and executive officers as a group (16 persons)	967,929	5.0%	2,195,871	87.6%	3,163,800	14.6%	22,926,639	51.8%

*	Director
♦	Nominee
+	Named Executive Officer
**	Less than one percent

(1)

➤ Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature. If the Series A shares total included shares into which Series B shares held are convertible, the persons listed would be deemed to be the beneficial owners of the following percentages of the Series A shares: Mr. Moroney, 4.4% and Mr. Decherd, 10.3%; and all current directors, director nominees and executive officers as a group, 14.8%. These percentages are calculated by taking the person’s number of combined Series A and Series B shares as reflected in the table above and dividing that number by the sum of (a) the Series A shares issued and outstanding, plus (b) the total of Series B shares owned by the person as reflected in the table above, plus (c) the person’s exercisable Series A stock options plus shares issuable upon the vesting and payment of restricted stock unit (“RSU”) awards listed in footnote (2) to the table.

➤ The family relationships among the directors and named executive officers are as follows: Robert Decherd and Jim Moroney are second cousins.

➤ The following shares are included in the individual’s holdings because the individual has either sole or shared voting or dispositive power with respect to such shares.

Jim Moroney — 954 Series A shares held by Moroney Family Belo, LLC, a limited liability company of which Mr. Moroney is the manager; 5,960 Series A shares held by a family charitable foundation for which Mr. Moroney serves as trustee; and 503,374 Series B shares held by Moroney Preservation Limited, a family limited partnership, for which Mr. Moroney serves as manager. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Mr. Moroney shares voting and dispositive power with respect to 96 Series B shares owned by him and his wife.

Robert Decherd — 335,556 Series A shares and 300,291 Series B shares held by The Decherd Foundation for which Mr. Decherd serves as chairman and director; and 4,631 Series B shares owned by him and his wife as to which he shares voting and dispositive power.

(2)

The number of shares shown in the table above includes (a) shares held in the A. H. Belo Savings Plan at December 31, 2015, (b) shares that could be purchased by exercise of options exercisable on March 17, 2016 or within 60 days thereafter (up to and including May 17, 2016) under A. H. Belo’s stock plans and (c) shares that could be received upon the vesting and payment of RSU awards through May 17, 2016, as follows:

	Shares Held in A. H. Belo Savings Plan		Exercisable Stock Options		Net Shares Issuable Upon Vesting & Payment of RSU Awards
Name	Series A	Series B	Series A	Series B	Series A	Series B
James M. Moroney III	981	—	—	60,000	—	—
Katy Murray	—	—	—	—	—	—
Christine E. Larkin	—	—	—	—	—	—
Grant S. Moise	—	—	—	—	—	—
Michael O’Hara	—	—	—	—	—	—
John A. Beckert	—	—	—	—	5,517	—
Louis E. Caldera	—	—	—	2,457	5,517	—
Robert W. Decherd	1,093	—	—	31,464	—	—
Ronald D. McCray	—	—	—	—	5,517	—
Tyree B. Miller	—	—	—	—	5,517	—
John P. Puerner	—	—	—	—	5,517	—
Nicole G. Small	—	—	—	—	5,517	—
Alison K. Engel(5)	—	—	—	—	—	—
Michael N. Lavey(5)	—	—	—	—	—	—
All directors, director nominees and executive officers as a group (16 persons)	2,074	—	—	93,921	33,102	—

(3)

Pursuant to SEC rules, the percentages above are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options or may receive upon the vesting and payment of RSU awards as indicated in footnote (2) to the table.

(4)	Ty Miller has 31,151 of his Series A shares held in a margin account.

(5)	Former executive officer of the Company. The share information provided is accurate to the best of the Company’s knowledge.

A. H. Belo Corporation Stock Ownership of Other Principal Shareholders (greater than 5%)

Shares of Common Stock Beneficially Owned as of December 31, 2015 And Percentage of Outstanding Shares as of March 17, 2016
	Series A			Series B			Combined Series A and Series B		Combined Series A and Series B
Name and Address	Number	Percent		Number	Percent		Number	Percent	Votes	Percent
Dealey D. Herndon(1)	40,319	*	*	218,357	9.0%		258,676	1.2%	2,223,889	5.1%
2905 San Gabriel Street, Suite 206 Austin, TX 78705
Hodges Capital Holdings, Inc; Craig D. Hodges; First Dallas Securities, Inc.; Hodges Capital Management, Inc.; Hodges Fund; Hodges Pure Contrarian Fund; and Hodges Small Intrinsic Value Fund(2)	1,347,925	7.	0%	—	*	*	1,347,925	6.3%	1,347,925	3.1%
2905 Maple Avenue Dallas, TX 75201
Wells Fargo & Company; Wells Fargo Advisors, LLC; Wells Fargo Bank, N.A.; Wells Capital Management, Incorporated; and Wells Fargo Funds Management, LLC(3)	2,015,383	10.	5%	—	*	*	2,015,383	9.3%	2,015,383	4.7%
420 Montgomery Street San Francisco, CA 94104
Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,420,325	7.	4%	—	*	*	1,420,325	6.6%	1,420,325	3.3%

**	Less than one percent

(1)

Dealey Herndon is a former director of the Company, the sister of Robert Decherd and the second cousin of Jim Moroney. The ownership information reflected above for Ms. Herndon is based upon information (a) with respect to Series A shares, in the most recent Form 4 filed on behalf of Ms. Herndon on May 15, 2015 and (b) with respect to Series B shares, in the most recent Form 4 filed on behalf of Ms. Herndon on March 9, 2016.

(2)

Based upon information contained in Amendment No. 2 to its report on Form 13G for the year ended December 31, 2015, as filed with the SEC on February 12, 2016, Hodges Capital Holdings, Inc. and Craig D. Hodges share voting power authority with respect to 1,060,100 of these shares and share dispositive power with respect to all of these shares. The subsidiaries of Hodges Capital Holdings, Inc. have the following authority with respect to these shares: First Dallas Securities, Inc. shares dispositive power with respect to 76,075 shares; Hodges Capital Management, Inc. shares voting power with respect to 930,100 of these shares and shares dispositive power with respect to 1,141,850 of these shares; Hodges Fund shares voting power and dispositive power with respect to 700,000 of these shares; Hodges Pure Contrarian Fund shares voting power and dispositive power with respect to 80,100 of these shares; and Hodges Small Intrinsic Value Fund shares voting and dispositive power with respect to 150,000 of these shares. Hodges Capital Management, Inc. is the investment adviser to the Hodges Fund, the Hodges Pure Contrarian Fund, and the Hodges Small Intrinsic Value Fund. Both Hodges Capital Management, Inc. and First Dallas Securities, Inc. are owned by Hodges Capital Holdings, Inc. Craig D. Hodges is the controlling shareholder of Hodges Capital Holdings, Inc.

(3)

Based upon information contained in Amendment No. 11 to its report on Form 13G for the year ended December 31, 2015, as filed with the SEC on January 27, 2016, Wells Fargo & Company has sole voting and dispositive power with respect to 1 of these shares. Wells Fargo & Company shares voting power with respect to 1,795,775 of these shares and shares dispositive power with respect to 1,997,562 of these shares. Wells Capital Management Incorporated does not have sole voting or dispositive power with respect to any of these shares. Wells Capital Management Incorporated shares voting power with respect to 848,216 of these shares and shares dispositive power with respect to 1,997,562 of these shares. The Amendment No. 11 to

Form 13G filed by Wells Fargo & Company, as filed with the SEC on January 27, 2016, was filed on its own behalf and on behalf of the following subsidiaries: Wells Fargo Advisors, LLC; Wells Fargo Bank, National Association; Wells Fargo Funds Management, LLC; and Wells Capital Management Incorporated. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.

(4)

Based upon information contained in Amendment No. 4 to its report on Form 13G for the year ended December 31, 2015, as filed with the SEC on February 9, 2016, Dimensional Fund Advisors LP has sole voting power with respect to 1,361,945 of these shares and has sole dispositive power with respect to all of these shares. Dimensional Fund Advisors LP is an investment adviser to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors, LP or its subsidiaries may possess voting and/or investment power over the securities of A. H. Belo that are owned by the Funds, and may be deemed to beneficially own the shares held by the Funds.

Equity Compensation Plan Information

The following table provides information regarding Series A and Series B common stock authorized for issuance under A. H. Belo’s equity compensation plans as of December 31, 2015. The amounts set out in the table do not include any adjustment for risk of forfeiture:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(3)
Plan Category	Series A	Series B	Series A	Series B	Series A or Series B
Equity Compensation Plans Approved by Shareholders(4)	190,360	259,311	—	$8.37	4,965,406
Equity Compensation Plans Not Approved by Shareholders	—	—	—	—	—
Total	190,360	259,311	—	$8.37	4,965,406

(1)	Shares of Series A common stock are potentially issuable under outstanding RSU grants and shares of Series B common stock are reserved for issuance under outstanding option grants.

(2)	RSUs are valued as of the date of vesting and have no exercise price. Consequently, they are not included in the calculation of weighted average exercise price.

(3)	A. H. Belo’s equity compensation plans allow the Compensation Committee to designate at the time of grant that awards will be settled in either Series A or Series B common stock.

(4)	All of A. H. Belo’s equity compensation plans under which Series A or Series B common stock is authorized for issuance were approved by its shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require that A. H. Belo’s executive officers and directors, and persons who own more than ten percent of a registered class of A. H. Belo common stock, file reports with the SEC within specified time periods disclosing their beneficial ownership of A. H. Belo common stock and any subsequent changes in beneficial ownership of A. H. Belo common stock. These reporting persons are also required to furnish us with copies of these reports. Based on information provided to us by these reporting persons or otherwise, we believe that all filings required to be made by the reporting persons during 2015 were timely filed.

PROPOSAL ONE: ELECTION OF DIRECTORS

A. H. Belo’s bylaws provide that the Board of Directors comprises five to ten directors, divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. The bylaws further provide that a director will retire on the date of the annual meeting of shareholders next following his or her 68th birthday.

Selection, Qualifications and Experience of Directors

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying director candidates and making recommendations to the Board. The Board is ultimately responsible for nominating candidates for election to the Board. The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees. Candidates may come to the Committee’s attention through current Board members, shareholders or other persons. In evaluating director candidates, the Committee considers a variety of criteria, including an individual’s character and integrity; business, professional and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to activities of the Board. The Nominating and Corporate Governance Committee also may take into account any specific financial, technical or other expertise, and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications. The Committee considers these criteria in the context of the perceived needs of the Board as a whole. For more information regarding the Nominating and Corporate Governance Committee and the nominee selection and evaluation process, please see “Corporate Governance — Committees of the Board — Nominating and Corporate Governance Committee.”

Based on a review of the background and experiences of the directors, we believe that each of our directors, including those proposed for election to the Board at the 2016 annual meeting, possesses the professional and personal qualifications necessary for service on the A. H. Belo Board of Directors. In the individual biographies below, we have highlighted particularly noteworthy attributes of each Board member that led to the Board’s conclusion that the person should serve as an A. H. Belo director in light of the Company’s business and structure. In addition, we note that, based on their length of service to the Company, several of our directors have significant exposure to both our business and the communities in which we operate.

Nominees for A. H. Belo Directors

The following candidates are nominated by the Board and each is an incumbent director: Louis E. Caldera, John P. Puerner and Nicole G. Small are standing for election as a Class II directors and each will be eligible to serve a three-year term until the 2019 annual meeting. The independence of each director is addressed under “Corporate Governance — Director Independence.”

Each independent director serves on each of the three standing committees of the Board (Audit, Compensation and Nominating and Corporate Governance). Mr. Moroney and Mr. Decherd and do not serve on any standing committee of the Board.

Class II Directors (Terms expire at A. H. Belo’s 2016 annual meeting)

Louis E. Caldera	Director since March 2011
Age 58

Louis Caldera is a private investor and corporate director. He served on the board of directors and the audit, compensation, compliance and nominating and governance commitees of Career Education Corporation from March 2013 until October 2015. He served as vice president of Programs of the Jack Kent Cooke Foundation from July 2010 until March 2012. Louis was a senior fellow at the Center for American Progress from June 2009 to June 2010, and served as Director of the White House Military Office in the Obama Administration from January 2009 to May 2009. Louis served as a tenured member of the University of New Mexico Law School faculty from August 2003 to December 2010 and was president of the University of New Mexico from August 2003 to February 2006. Previously, Louis was vice chancellor for university advancement at The California State University and Secretary of the Army in the Clinton Administration.

Louis is a former director of A. H. Belo Corporation (December 2007 to January 2009), Belo Corp. (July 2001 to February 2008), IndyMac Bancorp, Inc. (May 2002 to August 2008), and Southwest Airlines Co. (March 2003 to January 2009).

Louis has significant experience and knowledge in the leadership of large organizations, accounting and finance, as well as governmental policy and public company board experience (including audit committee chairmanship experience). These skills, together with his legal training and experience, serve to strengthen the Board’s collective qualifications, skills and experience.

John P. Puerner	Director since May 2008
Age 64

John Puerner is a private investor whose professional career was spent primarily with Tribune Company. He served as publisher, president and chief executive officer of the Los Angeles Times from April 2000 to May 2005, when he retired from Tribune. Before that, John was publisher, president and chief executive officer of the Orlando Sentinel and vice president and director of marketing and development for the Chicago Tribune. He held a number of corporate staff positions in finance and strategic planning starting in 1979 when he joined Tribune.

John’s extensive experience in journalism and specifically, the newspaper industry, combined with his business leadership roles while at Tribune Company, and his finance background (including a masters of business administration, and roles in financial planning and analysis) all add to the Board’s collective qualifications, skills and experience.

Nicole G. Small	Director since September 2011
Age 42

Nicole Small has served as president of the Lyda Hill Foundation, which funds conservation, medical and nature research, and chief executive officer of LH Holdings, Inc., a private investment firm, since January 2014. Nicole served previously as chief executive officer of the Perot Museum of Nature and Science from April 2002 through December 2013. She also served as a member of the Museum’s expansion team from 2001 until April 2002. From 2000 to 2001, Nicole was a strategy and financial consultant and served as Entrepreneur in Residence of Idealab!, a business incubator based in Pasadena, California. From 1998 to 2000, she was co-founder and director of business development and strategy of Webwisher.com, an online gift registry that was subsequently acquired by WeddingChannel.com. She serves on the board of the Hockaday School of Dallas and is active in various other business and community organizations.

Nicole possesses extensive community, business development and entrepreneurial experience. This experience together with her knowledge and background in management, finance and marketing (including a masters degree in management), serve to strengthen the Board’s collective qualifications, skills and experience.

Vote Required for Approval

The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. For additional information, please see “What number of votes is required to approve each proposal?”

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal One, for the election of each of the director nominees named in this proxy statement.

Directors Continuing in Office

Information regarding our directors continuing in office is provided below.

Class III Directors (Terms expire at A. H. Belo’s 2017 annual meeting)

John A. Beckert	Director since September 2011
Age 62	Audit Committee Chairman

John Beckert has been an Operating Partner for Highlander Partners, L.P., a private equity firm, since March 2012. He served as a Special Advisor to Highlander Partners from October 2010 to March 2012. John served ClubCorp, Inc., a golf course and resort management company, as chief executive officer from June 2004 through December 2006 and chief operating officer from August 2002 through June 2004. He became chairman of the board and a director of ClubCorp Holdings, Inc. in August 2013 prior to the company’s initial public offering. John served as chairman of the board of The Composites Group, a company that develops and manufactures thermoset plastic compounds and custom molded components, from December 2010 to November 2014. He was a member of the board of directors of Meisel, a digital graphic arts provider, until December 2012. From May 2000 until July 2002, John was a partner in Seneca Advisors L.L.P., a Dallas-based consulting and private investment firm, and from 1985 to April 2000, he served as chief operating officer of Dallas-based Bristol Hotels & Resorts, then the largest independent hotel operating company in North America.

As a result of these experiences and others, John possesses extensive business and leadership experience in large organizations, and knowledge and background in accounting, finance and tax. As a result of such experiences, together with his private equity experience, the Board’s collective qualifications, skills and experience are strengthened.

Robert W. Decherd	Director since October 2007
Age 64

Robert Decherd served as chairman, president and Chief Executive Officer of A. H. Belo Corporation from December 2007 through September 2013, when he assumed the role of vice chairman of the Board of Directors. Robert served as non-executive chairman of Belo Corp. from February 2008 through December 2013 and he held several executive positions during his 35-year career with Belo Corp., including chairman and chief executive officer from January 1987 through January 2008 and president from January 1985 through December 1986 and again from January 1994 through February 2007. Robert has been a member of the board of directors of Kimberly-Clark Corporation since 1996, served as that company’s Lead Director from 2004 to 2008, chairman of its audit committee from 2002 to 2004, and a member of its audit committee since 2008. Robert is presently chairman of Parks for Downtown Dallas, a 501(c)(3) foundation that promotes the establishiment of center-city parks. He has served on the Advisory Council for Harvard University’s Center for Ethics and the Board of Visitors of the Columbia University Graduate School of Journalism.

As a result of these and other professional experiences, Robert possesses extensive knowledge and experience in the media industry, as well as with related regulatory agencies and industry organizations. Robert also has significant public company board experience (including lead director and audit committee chairmanship experience), all of which serve to strengthen the Board’s collective qualifications, skills and experience.

Tyree B. Miller	Director since May 2009
Age 62	Nominating and Corporate Governance Committee Chairman Lead Director

Ty Miller is president of A.G. Hill Partners, LLC, a Dallas-based investment firm. Ty served as a director and a member of the audit and nominating and corporate governance committees of SWS Group, Inc. from November 2011 to December 2014 and served as its chairman of the special committee from February 2014 to December 2014. SWS Group, Inc. recently merged with and into Hilltop Holdings Inc. on January 1, 2015, at which time all of Ty’s positions with SWS Group ceased. From October 2005 until February 2008, Ty was a venture partner with Austin Ventures, a private equity firm. He served as president and chief executive officer of Bank One Global Treasury Services, a unit of Banc One Corporation, from 2000 until the business merged with JPMorgan Chase in July 2004. During his 28-year career with Bank One, Ty held several executive positions, including chairman and chief executive officer of Bank One, Texas NA from 1998 to 2000. Ty served as a director and chairman of Paymetric, Inc. from September 2004 to February 2009 and as a director of Corillian Corp. from April 2005 to May 2007 and VISA USA from 2001 through 2003. He was on the executive committee of the Clearing House for Payments Company, New York, from 2001-2004.

Ty possesses extensive experience in financial services, private equity and money management. That experience, combined with his business leadership roles, accounting and finance background (including a masters of business administration), and public and private company board experience (including audit committee and compensation committee experience) combine to strengthen the Board’s collective qualifications, skills and experience.

Class I Director (Term expires at A. H. Belo’s 2018 annual meeting)

James M. Moroney III	Director since September 2013
Age 59

Jim Moroney has served as chairman, president and Chief Executive Officer of A. H. Belo Corporation since September 2013. He also serves as publisher and Chief Executive Officer of The Dallas Morning News, a position he has held since June 2001. From November 2007 to September 2013, Jim served as executive vice president of A. H. Belo. Previously, Jim held several executive positions with Belo Corp., including president of Belo Interactive, Inc. from its formation in May 1999 until June 2001, executive vice president of Belo Corp. from July 1998 through December 1999, with responsibilities for Finance, Treasury and Investor Relations, and president/Television Group from January 1997 through June 1998, with responsibility for the operations of all of Belo Corp.’s television stations. Jim served on the board of Belo Corp. from February 2008 through December 2013. He currently serves on the boards of the Associated Press, the International News Media Association, the Advisory Board of the College of Communications at the University of Texas, The Dallas Foundation, the Bishop’s Finance Council of the Catholic Diocese of Dallas and the State Fair of Texas.

Jim’s extensive knowledge and experience in the media industry, finance, technology and his broad leadership and business experience gained through his service as a member of private and non-profit boards all serve to strengthen the Board’s collective qualifications, skills and experience.

Ronald D. McCray	Director since September 2010
Age 58	Compensation Committee Chairman

Ron McCray is an investor and corporate director. He served as chairman of the board of Career Education Corporation, a for profit education services company, from July 2015 to October 2015 and served as its interim president and chief executive officer from February 2015 to April 2015. Ron served as vice president and chief administrative officer of Nike, Inc. from August 2007 until May 2009. He served as senior vice president — law and government affairs of Kimberly-Clark Corporation from August 2003 until August 2007 and as its chief compliance officer from November 2004 until August 2007. Ron joined Kimberly-Clark in 1987 and held other senior positions prior to 2003 and also served as a member of the management executive committee. Before joining Kimberly-Clark, Ron was an attorney at the law firms of Weil, Gotshal & Manges in New York and Jones Day in Dallas. He is a limited partner of Boston Championship Basketball, LLC; an advisor to RLJ Equity Partners; and a former director of Knight-Ridder, Inc.; Kimberly-Clark de Mexico, S.A. de C.V. and EveryWare Global, Inc. Additionally, Ron is a member of the governing boards of Cornell University and Harvard Law School, is a member of the boards of Jazz at Lincoln Center and Jazz Artists of Charleston, and was nominated by President Obama to be a member of the Federal Retirement Thrift Investment Board and confirmed by the Senate.

Ron has significant experience and knowledge in the leadership of large organizations, accounting, finance, corporate governance, risk management, operations and marketing, as well as public company board experience. These skills, together with his legal training and experience, serve to strengthen the Board’s collective qualifications, skills and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as A. H. Belo’s independent auditors for the year ended December 31, 2015. The Audit Committee has appointed KPMG LLP to serve in such capacity for 2016, and as a matter of good corporate governance has determined to submit the appointment of KPMG LLP for ratification by the shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider the appointment of other independent registered public accounting firms.

Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the annual meeting.

The table below sets forth the KPMG LLP fees related to the audits of our financial statements for the years ended December 31, 2015 and December 31, 2014 and the reviews of our financial statements for the quarterly periods within those years, and all other fees KPMG LLP has billed us for services rendered during the years ended December 31, 2015 and December 31, 2014:

	2015	2014

Audit Fees(1)	$840,000	$755,335
Audit-Related Fees	$—	$415,000
Tax Fees	$—	$—
All Other Fees(2)	$—	$230,000

(1)

Consists of the audit of the annual consolidated financial statements, reviews of the quarterly consolidated financial statements, procedures to attest to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance with SEC filings.

(2)	In 2014, consists of audits of employee benefit plans and services related to the Company’s sale of The Providence Journal.

(3)	In 2014, consists of services related to the Company’s purchase of three digital and print marketing businesses.

The Audit Committee has adopted a policy and related procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by KPMG LLP before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved annually by the Committee. Any other services to be provided by the independent auditors must be separately pre-approved by the Audit Committee. In addition, if the fees for any pre-approved services are expected to exceed by 5% or more the estimated fee levels previously approved by the Audit Committee, the services must be separately pre-approved by the Committee. As a general guideline, annual fees paid to the independent auditors for services other than audit, audit-related and tax services should not exceed one-half the dollar amount of fees to be paid for these three categories of services collectively. The Audit Committee has delegated to the Committee chairman and other Committee members the authority to pre-approve services up to certain limits. Services pre-approved pursuant to delegated authority must be reported to the full Committee at its next scheduled meeting. The Company’s Chief Financial Officer reports periodically to the Audit Committee on the status of pre-approved services, including projected fees. All of the services and fees reflected in the above table were approved by the Audit Committee in accordance with our pre-approval policy.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote on this proposal is required for approval.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal Two, for the ratification of the appointment of KPMG LLP as A. H. Belo’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Introduction

Our Board periodically reviews and evaluates A. H. Belo’s corporate governance policies and practices in light of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and subsequent legislation, SEC regulations, corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”), and evolving best practices. The Board has formalized its corporate governance guidelines, approved a code of business conduct and ethics applicable to A. H. Belo’s directors, management and other A. H. Belo employees, and adopted a charter for each Board committee. The Nominating and Corporate Governance Committee reviews A. H. Belo’s corporate governance guidelines and Board committee charters annually and recommends changes to the Board as appropriate. Our corporate governance documents are posted on our website at www.ahbelo.com under “About A. H. Belo — Corporate Governance,” and are available in print, without charge, upon written or oral request to A. H. Belo Corporation, Attention: Secretary, P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth in A. H. Belo’s corporate governance guidelines, the applicable portion of which is attached to this proxy statement as Appendix B. These standards incorporate the director independence criteria included in the NYSE listing standards, as well as additional, more stringent criteria established by the Board. The Board determined that the following directors are independent under these standards: John Beckert, Louis Caldera, Ron McCray, Ty Miller, John Puerner and Nicole Small. Each of the Audit, Compensation and Nominating and Corporate Governance Committees is composed entirely of independent directors. In accordance with SEC requirements, NYSE listing standards and the independence standards set forth in A. H. Belo’s corporate governance guidelines, all members of the Audit Committee meet additional independence standards applicable to audit committee members and all members of the Compensation Committee satisfy additional independence requirements specific to compensation committee membership.

Meetings of the Board

The Board held five meetings in 2015. Each incumbent director attended at least 85% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by all committees on which he or she served. Directors are expected to attend annual meetings of shareholders and all of the incumbent directors then serving attended the 2015 annual meeting in person.

Committees of the Board

Each of the Board’s standing committees consists of independent directors John Beckert, Louis Caldera, Ron McCray, Ty Miller, John Puerner and Nicole Small. Descriptions follow of each of the committees of the Board of Directors of A. H. Belo.

Audit Committee

John Beckert chairs the Audit Committee. The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditors. The Audit Committee also represents the Board in overseeing A. H. Belo’s financial reporting processes, reviewing the Company’s enterprise risk management process and policies, and, as part of this responsibility, consults with our independent auditors and with personnel from A. H. Belo’s internal audit and financial staffs with respect to corporate accounting, reporting, risk management and internal control practices. The Audit Committee met six times during 2015.

The Board has determined that at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise. The Board has also determined that at least one member of the Audit Committee, John Beckert, meets the SEC criteria of an “audit committee financial expert.”

Compensation Committee

Ron McCray chairs the Compensation Committee. The Compensation Committee evaluates the performance of the Chief Executive Officer and sets his compensation level based on this evaluation. The Compensation Committee also approves the compensation of the other executive officers and recommends compensation for non-management directors, and administers, among other plans, the Company’s 2008 Incentive Compensation Plan, the A. H. Belo Savings Plan, the A. H. Belo Change in Control Severance Plan, the A. H. Belo Pension Plan I and the A. H. Belo Pension Plan II. It also shares responsibility for senior executive succession planning with the Nominating and Corporate Governance Committee and reviews management’s assessment of key risks associated with the Company’s compensation programs, policies and practices. The Compensation Committee met four times during 2015.

To assist the Compensation Committee and management in assessing and determining appropriate, competitive compensation for our executive officers and directors, the Compensation Committee annually engages an outside compensation consultant. Beginning in February 2008, the Compensation Committee has annually engaged Mercer LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), as its compensation consultant. The scope of Mercer’s engagement is to assist the Compensation Committee with its responsibilities related to the Company’s executive and Board-level compensation programs. For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, see the Company’s “Compensation Discussion and Analysis” below.

Mercer’s fees for executive compensation consulting to the Compensation Committee in 2015 were approximately $15,812. These fees and the engagement of Mercer for executive compensation consulting services were approved by the Compensation Committee. The Company has also retained Mercer and/or its Marsh affiliates to provide other services unrelated to executive compensation. These services include actuarial analysis of unpaid liabilities related to certain insurance claims. The aggregate expense for these other services in 2015 was approximately $18,000, exclusive of insurance premiums. The decision to engage Mercer or its Marsh affiliates for these other services unrelated to executive compensation consulting was made by Company management, and these services and related fees were not separately approved by the Compensation Committee or the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is chaired by Ty Miller, who also serves as the Board’s Lead Director. The responsibilities of the Nominating and Corporate Governance Committee include the identification and recommendation of director candidates and the review of qualifications of directors for continued service on the Board. The Nominating and Corporate Governance Committee also has responsibility for shaping A. H. Belo’s corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters and shares responsibility for senior executive succession planning. The Nominating and Corporate Governance Committee met five times in 2015.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers a variety of criteria, including an individual’s character and integrity; business, professional and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to the activities of the Board. It may also take into account any specific financial, technical or other expertise and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of backgrounds and perspectives on the Board. The Board does not have a formal diversity policy, but does endeavor to have members with a broad mix of professional and personal backgrounds. The Committee assesses the effectiveness of its criteria and its efforts at achieving a diversity of backgrounds and perspectives on the Board when evaluating and recommending new director candidates.

The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees. The Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the Committee’s attention through current Board members, shareholders or other persons.

The policy of the Nominating and Corporate Governance Committee, as set forth in A. H. Belo’s corporate governance guidelines, is to consider a shareholder’s recommendation for nominee(s) when the shareholder supplies the information required for director nominations under the advance notice provisions set forth in Article II of A. H. Belo’s bylaws within the time periods set forth in such Article of the bylaws. Shareholders desiring to submit a nomination for director should consult A. H. Belo’s bylaws, which are available upon request. The Committee evaluates shareholder-recommended nominees based on the same criteria it uses to evaluate nominees from other sources.

After the Nominating and Corporate Governance Committee identifies a potential candidate, there is generally a mutual exploration process, during which A. H. Belo seeks to learn more about a candidate’s qualifications, background and level of interest in A. H. Belo, and the candidate has the opportunity to learn more about A. H. Belo. A candidate may meet with members of the Nominating and Corporate Governance Committee, other directors and senior management. Based on information gathered during the course of this process, the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by A. H. Belo’s shareholders. The Board may also elect a director between annual meetings of shareholders. In those instances, the new director is nominated for re-election by A. H. Belo’s shareholders at the first annual meeting after his or her election to the Board.

The Board convenes executive sessions of non-management directors without Company management present at each regularly-scheduled meeting. The Lead Director presides at the executive sessions of the non-management directors. In addition, the independent directors meet in executive session at least annually, without Jim Moroney or Robert Decherd present. Board committee chairs preside at executive sessions of their respective committees.

Board Leadership Structure

Currently, Jim Moroney serves as Chairman of the Board and Chief Executive Officer (“CEO”). The Board believes that the Company and its shareholders are best served by a leadership structure in which Mr. Moroney serves as chairman and CEO and the Board has an independent Lead Director. Combining the roles of chairman and CEO makes clear that the person serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for implementing the Company’s strategy and managing its day-to-day operations. This structure also enables the CEO to act as a bridge between management and the Board, helping both to act with a common purpose.

At the same time, the Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance. Accordingly, to provide independent leadership, the Board has established the position of Lead Director. The Lead Director is an independent director elected annually by the Board. Ty Miller currently serves as the Lead Director. The Lead Director’s responsibilities and authority include:

•	presiding at meetings of the Board at which the chairman and CEO is not present, including executive sessions of the independent directors;

•	having the authority to call executive sessions of the independent directors;

•	serving as a liaison between the chairman and CEO and the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings; and

•	being available for consultation and communication with major shareholders, as appropriate.

The Board believes that a combined chairman/CEO, together with a Lead Director, is the most appropriate leadership structure for the Board at this time. The Board also believes that it is in the best interests of the Company for the Board to make a determination about whether to separate or combine the roles of chairman and CEO based upon the Company’s circumstances at a particular time. The Company’s bylaws permit the roles of chairman and CEO to be filled by the same or different individuals, thereby providing the Board flexibility to determine whether the roles should be combined or separated based upon the Company’s needs from time to time.

Board Risk Oversight

At least annually, Company management provides the Audit Committee with a report regarding its enterprise risk assessment. The report identifies areas of enterprise risk, and aligns managerial and Board-level oversight, including at the Board committee level, and responsibility with the type of risk. In order to prepare the report, the Company’s Internal Audit department interviews A. H. Belo business leaders at the corporate and operating unit level about the risk factors identified by the Company in its SEC filings, as well as other potential risks, to confirm Internal Audit’s baseline risk assessment. The risk assessment results are reviewed with management to determine if any future adjustments to the audit plan are needed.

The Audit Committee discusses the report’s findings with management. The Audit Committee oversees management’s risk assessment, including reviewing the Company’s risk profile and evaluating management’s approach to addressing identified risks. As specified in the Audit Committee charter, one of the specific duties and responsibilities of the Audit Committee is to review and discuss the Company’s policies with respect to risk assessment and risk management. While the Audit Committee has primary oversight responsibility for the risk assessment and management process, other committees of the Board also have responsibility for oversight of risk management. For example, our Human Resources department and Compensation Committee consider the risks associated with our compensation policies and practices. The Nominating and Corporate Governance Committee oversees risk associated with the Company’s governance structure and processes.

The Board is kept informed of its committees’ risk oversight and related activities primarily through attendance at Board and committee meetings and management reports. In addition, the Audit Committee escalates issues related to risk oversight to the full Board as appropriate so that the Board is appropriately informed of developments that could affect the Company’s risk profile and other aspects of its business. The Board also considers specific risk topics in connection with strategic planning and other matters. While the Board’s role in oversight of Company risk is not determinative of its leadership structure, the Board’s leadership structure helps facilitate risk assessment and review by independent directors under the leadership of the Lead Director.

Compensation Risk Assessment

Our Human Resources department, together with the Company’s Finance, Internal Audit, Risk Management and Legal departments and independent compensation consultants, have reviewed our compensation policies and practices to determine whether those policies and practices present a significant risk to the Company. The results of this review were communicated to the Compensation Committee. Our annual incentive compensation plans have appropriate limits that discourage excessive risk taking. In addition, all senior executives who are in a position to affect significant policies, practices or projects have both short-term and long-term compensation at risk, which the Company believes discourages excessive risk taking and encourages supervision of risk-related activities by other employees. Our compensation policies and practices reward consistent, long-term performance by weighting executive compensation to long-term incentives that reward operating, financial and share price performance. Based on this review, we have concluded that A. H. Belo’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Beckert, Caldera, McCray, Miller and Puerner and Ms. Small served as members of A. H. Belo’s Compensation Committee during 2015. No member of the Compensation Committee during 2015 was a current or former officer or employee of A. H. Belo or had any relationship with A. H. Belo requiring disclosure under the caption “Certain Relationships.” None of A. H. Belo’s executive officers served as a director or as a member of the compensation committee (or other committee serving an equivalent function) of any other entity that had an executive officer serving as a director or as a member of A. H. Belo’s Compensation Committee during 2015.

Audit Committee Report

As described more fully in our written charter, which is posted on the Company’s website at www.ahbelo.com under “About A. H. Belo — Corporate Governance,” the Audit Committee represents the Board in its oversight of A. H. Belo’s financial reporting processes. In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP, the Company’s independent auditors, A. H. Belo’s audited consolidated financial statements and the audit of the effectiveness of A. H. Belo’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP various matters, including the firm’s judgments as to the quality of A. H. Belo’s accounting principles and other matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with the firm its independence from A. H. Belo and our management team.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in A. H. Belo’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Respectfully submitted,

Audit Committee

John A. Beckert, Chairman

Louis E. Caldera

Ronald D. McCray

Tyree B. Miller

John P. Puerner

Nicole G. Small

Communications with the Board

The Company has a process for shareholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the Secretary, P. O. Box 224866, Dallas, Texas 75222-4866. Communications intended for a specific director or directors (such as the Lead Director or non-management directors) should be addressed to his, her or their attention c/o the Secretary at this address. Communications received from shareholders are provided directly to Board members at, or as part of the materials mailed in advance of, the next scheduled Board meeting following receipt of the communications. The Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.

EXECUTIVE OFFICERS

A. H. Belo’s executive officers as of March 17, 2016 were as follows:

Name	Office Held as of March 17, 2016	Office Held Since

James M. Moroney III	Chairman of the Board, President and Chief Executive Officer	2013	(1)
Katy Murray	Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary	2015	(2)
Christine E. Larkin	Senior Vice President/General Counsel and Secretary	2013	(3)
Grant S. Moise	Senior Vice President/Business Development & Niche Products, The Dallas Morning News	2013	(4)
Michael J. O’Hara	Senior Vice President/Chief Information Officer	2010	(5)
Leslie N. (Nicki) Purcell	Senior Vice President/Chief Digital Officer, The Dallas Morning News	2015	(6)
Michael J. Wilson	Editor, The Dallas Morning News	2015	(7)

(1)	Member of the Board of Directors. (See “Proposal One: Election of Directors” above for additional information.)

(2)

Katy Murray, age 47, has served as senior vice president/Chief Financial Officer, Treasurer and Assistant Secretary since April 2015. Katy has over 20 years of accounting and finance experience. Prior to joining the Company, Katy served as the Chief Financial Officer of SourceHOV, a multi-national provider of business processing services, from November 2011 to April 2013 and was responsible for the worldwide finance, accounting, and facility operations of that company. Subsequent to SourceHOV’s acquisition by Citi Venture Capital Investment in April 2013, Katy served in an advisory role to the Finance Committee of the Board of Directors of SourceHOV until April 2014. Prior to serving in such capacity, from October 2010 to October 2011, Katy was Chief Financial Officer of Pivot3, Inc., a provider of converged infrastructure appliances for the video surveillance and virtual desktop markets. In that role, she directed the financial, administrative, human resource, corporate information technology and legal operations for that organization. Prior to that, from September 2006 to October 2010, Katy served as Executive Vice President/Chief Financial Officer of Taleo Corporation, a then publicly-traded company focused on talent acquisition, performance management, learning and development, and compensation management, which was later acquired by Oracle Corporation. Katy currently serves on the boards of Downtown Dallas, Inc., DMV Digital Holdings Company, The Dallas Morning News Charities, DMN Crowdsource LLC, and is chairman of the board of the SPCA of Texas.

(3)

Chris Larkin, age 54, has served as General Counsel of A. H. Belo since February 2013. Chris was elected senior vice president and Secretary of the Company in May 2015. Chris joined A. H. Belo after having served Belo Corp. as assistant general counsel from March 2006 to January 2013 and as corporate counsel from August 2004 to February 2006. Prior to joining Belo Corp., Chris was a partner in the corporate practice group of Hunton & Williams LLP in Dallas, Texas. Chris has been engaged in the practice of law for over 20 years.

(4)

Grant Moise, age 40, has served as senior vice president of business development & niche products at The Dallas Morning News since September 2013. In this role, Grant oversees all merger and acquisition activity and runs eight separate businesses that The Dallas Morning News owns or operates, ranging from magazines to Spanish language newspapers to digital start-ups. Prior to his current role, he was the vice president of digital for The Dallas Morning News. Prior to his return to The Dallas Morning News in 2008, Grant was the vice president of direct channel sales for Tribune Media Net (now known as Tribune 365). Grant also serves on the boards of Wanderful Media, Southern Newspaper Publishers Association, Online Publishers Association and Your Speakeasy, LLC.

(5)

Mike O’Hara, age 51, has served as senior vice president and Chief Information Officer for A. H. Belo since May 2010. He is responsible for managing A. H. Belo’s technology organization, including infrastructure, network and security, enterprise applications, audit and compliance, data management and data center operations. Mike has more than 20 years of experience in the technology field. He joined Belo Corp. in October 2006 as executive director of technology and then served as vice president of information technology from January 2009 to April 2010. Prior to joining Belo Corp., Mike served as director of technology at the Los Angeles Times from 1998 through 2006. Mike serves as a board member of the YMCA of Metropolitan Dallas and is a member of the CIO Leadership Network. He also serves as a governing body member for the CIO Executive Summit in Dallas and is a member of the Dallas/Fort Worth Society for Information Management.

(6)

Nicki Purcell, 42, has served as senior vice president/Chief Digital Officer of The Dallas Morning News since January 1, 2015. Nicki previously held the position of Digital Publisher of The Dallas Morning News from June 2013 until she was appointed to her current role. Nicki joined The Dallas Morning News after working for Nokia, Inc., a global communications and information technology company, for over 10 years. Her roles throughout her tenure with Nokia were head of customer care, online sales director and marketing director. Prior to joining Nokia, Nicki held leadership roles with Firehouse, Inc. Promotion Agency from 2001 to 2003 as the account group head of business development, and with Nortel Networks from 1999 to 2001 as a global brand group manager.

(7)

Mike Wilson, 55, has served as the Editor of The Dallas Morning News since February 2015. Prior to joining The Dallas Morning News, he served as managing editor of FiveThirtyEight, a data journalism website for ESPN, from December 2013 to January 2015. During his time with Tampa Bay Times (formerly St. Petersburg Times) from 1995 to 2013, Mike held the positions of reporter, editor, assistant managing editor and managing editor. Mike began his career as a reporter for Miami Herald from 1983 to 1995 and a summer intern with the Boston Globe in 1982. Mike served on the board of directors of Florida Trend magazine for two years prior to leaving the Tampa Bay Times.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) section highlights and summarizes information regarding A. H. Belo’s executive compensation programs and policies and provides context for understanding and evaluating the more specific compensation information for our named executive officers (“NEOs”) contained in the compensation tables and related disclosures that follow. For 2015, our NEOs are as follows:

Officer	Title as of December 31, 2015
James M. Moroney III	Chairman of the Board, President and Chief Executive Officer
Katy Murray	Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary(1)
Grant S. Moise	Senior Vice President, Business Development & Niche Products, The Dallas Morning News
Christine E. Larkin	Senior Vice President/General Counsel and Secretary
Michael J. O’Hara	Senior Vice President/Chief Information Officer
Alison K. Engel	Former Senior Vice President/Chief Financial Officer and Treasurer(2)
Michael N. Lavey.	Former Vice President/Controller(3)

(1)

Ms. Murray has served as the Company’s senior vice president/Chief Financial Officer, Treasurer and Assistant Secretary since April 1, 2015 and became the Company’s principal financial officer beginning with the second quarter of 2015.

(2)

Ms. Engel served as senior vice president/Chief Financial Officer and Treasurer of the Company until January 2, 2015, when she resigned from office to pursue another senior level financial role in the media industry.

(3)

Mr. Lavey, who served as vice president/Controller and principal accounting officer of the Company, was appointed on March 5, 2015 to also serve as the Company’s interim principal financial officer. Mr. Lavey served as principal financial officer until April 1, 2015, when Ms. Murray became the Company’s the principal financial officer. Mr. Lavey resigned on May 1, 2015 to pursue another opportunity.

Executive Summary

A. H. Belo is a leading local news and information company with expertise in merging media and digital marketing services, as well as commercial printing, distribution and direct mail capabilities. The Company operates two metropolitan daily newspapers and related websites and mobile applications, including The Dallas Morning News (www.dallasnews.com) and the Denton Record-Chronicle (www.dentonrc.com). The Company publishes various niche publications targeting specific audiences. A. H. Belo offers digital marketing solutions through The Dallas Morning News and Your Speakeasy, LLC (“Speakeasy”), provides event promotion and marketing services through DMN Crowdsource LLC (“Crowdsource”), and also owns and operates commercial printing, distribution and direct mail service businesses. The Company also offers local marketing automation, search engine marketing, email marketing, direct mail and promotional products through three newly acquired subsidiaries, which provide new and existing A. H. Belo customers multiple marketing solutions for their business needs.

The newspaper industry continues to experience substantial change caused by the effect of the Internet on the delivery of information and other transformational technologies on consumers and advertisers and the rapid ascent of new media businesses. From an executive compensation perspective, this business environment underscores the importance of attracting and retaining both experienced and high-potential executives, and rewarding superior individual performance that may not presently be reflected in the Company’s stock price, revenues or operating profit.

Except for modifications made to the annual cash incentive program for executive officers as described herein, our 2015 executive compensation program remained consistent with the prior year and is designed to deliver the results that drive the Company’s current strategy. The Compensation Committee, with the support of the Company’s senior management, continues to address executive compensation policies and practices proactively, taking into consideration both the interests of shareholders and the need to attract and retain a talented and experienced management team.

2015 Business Highlights

The Company’s 2015 operating performance reflects its continued focus on diversifying revenue streams, managing expenses and generating cash. Fiscal year 2015 highlights include:

•

The stock acquisition on January 2, 2015 of three digital and print marketing companies, Distribion, Inc., Vertical Nerve, Inc. and CDFX, LLC, which were contributed to a holding company, DMV Digital Holdings Company (“DMV Digital Holdings”), the stock of which the Company owns 80 percent. These businesses specialize in local marketing automation, search engine marketing, direct mail and promotional products, respectively. The acquisition complements the product and service offerings currently available to A. H. Belo clients, thereby strengthening the Company’s diversified product portfolio and allowing for greater penetration in a competitive advertising market.

•

Initiated the transformation of the news department’s organizational structure aimed at making The Dallas Morning News a more effective digital news organization in part through the recruitment of a new Editor, Mike Wilson, and placing innovative journalists in other key roles.

•	The transformation of the sales department’s organizational structure and compensation system to better align it with a multi-channel marketing solutions sales organization.

•	De-risking of the Company’s pension plans through the lump sum payments to retiree and non-retiree plan participants totaling approximately $100 million through the plans’ master trust.

•

Quarterly dividends and dividend equivalents totaling approximately $7.05 million were recorded and paid to shareholders and to holders of RSUs at a rate of $0.08 per share. In addition, a special dividend equivalent of $2.25 per share was paid in the first quarter of 2015.

•

The expansion of Crowdsource events by promoting its Untapped Festivals in two new cities in Texas, promoting other major food and community events in the North Texas region and completing eleven One Day University seminars.

•	The launch of a pay-for-performance advertising service with clients from publishing companies across the country.

•

Redesigned and re-launched www.Guidelive.com, the premier website for entertainment news and events in North Texas. Redesigned and re-launched two unique landing pages for the SportsdayDFW and SportsdayHS banded platforms. These enhancements allow the websites to leverage the identity of our brands to gain greater audience and quickly respond to changing consumer preferences.

In addition, the Company continues to focus its attention and initiatives on maximizing the return on its print assets, enhancing its digital publishing capabilities, as well as furthering the development and expansion of its marketing services solutions, so that the margins realized by these businesses can grow.

Management Changes

Ms. Engel resigned from her positions as senior vice president/Chief Financial Officer and Treasurer of the Company, effective January 2, 2015, to pursue another senior level financial role in the media industry. Mr. Lavey, who served as vice president/Controller and principal accounting officer of the Company, was appointed on March 5, 2015 to also serve as the Company’s interim principal financial officer. Ms. Murray joined the Company on April 1, 2015 as the senior vice president/Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Lavey served as principal financial officer until April 1, 2015, when Ms. Murray became the Company’s principal financial officer. Mr. Lavey resigned on May 1, 2015 to pursue another opportunity. Ms. Murray was appointed to serve as principal accounting officer effective May 1, 2015.

Principles and Process of the Compensation Program

The key principles and design objectives of the Company’s executive compensation strategy are to:

•	focus executive compensation plan design on attracting and retaining top-caliber executive talent that can deliver the results that drive the Company’s strategy;

•	encourage coordinated and sustained effort toward maximizing shareholder value;

•	motivate and reward executives for achievement of the Company’s financial objectives as well as the executive’s individual non-financial objectives;

•	align the long-term interests of executives with those of the Company’s shareholders through equity-based awards; and

•	minimize dilution and increase executive retention, including through the use of cash incentive awards that are predictable and time-based.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors oversees the Company’s overall compensation structure, policies and programs, and has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. In carrying out its responsibilities, the Compensation Committee, with assistance from its executive compensation consultant, reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of our NEOs. For a more complete description of the responsibilities of the Compensation Committee, see “Corporate Governance — Committees of the Board.”

Role of the Compensation Consultant

The Compensation Committee has retained Mercer as its independent, outside consultant to advise the Compensation Committee on executive compensation matters. A representative from Mercer regularly attends Compensation Committee meetings, and reports directly to the Compensation Committee on matters relating to compensation for our executive officers, including the CEO. During 2015, Mercer, at the Compensation Committee’s request:

•	advised in developing recommendations for the Compensation Committee on the size and structure of long-term incentive awards for our CEO and other executive officers;

•	provided the Compensation Committee ongoing advice and counsel on market compensation trends, legislative and regulatory updates and their impact on our executive compensation programs; and

•	assisted in the review of our CD&A.

Role of Company Management

The Compensation Committee makes the final decisions on CEO compensation, with advice from Mercer, as appropriate. Our senior management develops preliminary recommendations regarding compensation matters with respect to all executives other than the CEO and provides these recommendations to the Compensation Committee, which makes the final decisions as to these other executive officers. For 2015, the primary management liaisons to the Compensation Committee were Mr. Moroney and Ms. Murray. The management team is responsible for the administration of the compensation program once Compensation Committee decisions are finalized.

2015 Compensation Program Overview

The key components of our 2015 compensation program for our NEOs are:

•	base salary;

•	annual cash incentive bonuses;

•	long-term equity-based and cash-based incentives; and

•	benefits.

Other than with respect to the annual cash incentive program, our executive compensation program and levels are consistent with the prior year and our NEOs did not receive increases in target bonus percentages or long-term incentive levels. Ms. Larkin and Mr. O’Hara received increases in base salary in connection with their increased responsibilities with the Company. The Company continued the use of individual non-financial objectives as a component of the annual cash incentive bonus opportunity, and the use of time-based cash as a component of the annual long-term incentive grants, a practice which began in 2012.

Given the absence of similarly-sized peer companies in our industry, the Company used general compensation survey data provided by Towers Watson to review levels of base salaries, annual cash incentive targets and long-term incentives. The Towers Watson survey contained over 465 general industry companies and over 65 media companies. When available, A. H. Belo used linear regression to produce a compensation data set. Regression analysis was based on the target revenue of the Company. NEO positions were compared to positions with similar responsibilities in the general industry or media industry data set, as applicable, although the company identities were not provided as to such position comparisons. Median data was provided to the Compensation Committee for review and consideration as one factor for use in determining compensation levels for each NEO.

Throughout 2015, the Compensation Committee, with the assistance of Mercer, reviewed and monitored trends in the industry, trends for companies facing similar business challenges and trends in the market generally, and considered recommendations to address such trends, in order to determine appropriate compensation policies.

Base Salary

Base salary is designed to provide a stable level of compensation that serves as a retentive tool to compensate our key executives for their respective roles and responsibilities with the Company.

In March 2015, Ms. Larkin and Mr. O’Hara received an increase in their base salaries in connection with their increased responsibilities. Ms. Larkin was appointed to serve as the Company’s Corporate Secretary as a result of the retirement of the former corporate secretary, and Mr. O’Hara assumed the additional responsibility of overseeing the production and circulation of our newspapers and third-party publications upon the retirement of his predecessor. Our remaining NEOs’ base salaries remained at 2014 levels.

Name	2014 Base Salary	2015 Base Salary		$ Increase	% Increase
James M. Moroney III	$600,000	$600,000		—	—
Katy Murray	—	$300,000		—	—
Grant S. Moise	$325,000	$325,000		—	—
Christine E. Larkin	$260,000	$285,000	(1)	$25,000	9.61%
Michael J. O’Hara	$255,000	$275,000	(1)	$20,000	7.84%
Alison K. Engel	$325,000	$325,000		—	—
Michael N. Lavey	$236,910	$236,910		—	—

(1)	These annualized amounts give effect to salary increases that occurred during 2015, as applicable.

Incentive Programs

The Company’s NEOs have the opportunity to earn incentive awards, which may be granted in the form of annual cash incentive bonuses, long-term equity-based incentive compensation (“LTEI compensation” or “LTEIs”), or long-term cash incentive compensation (“LTCI compensation” or “LTCIs”). Incentive awards are supplemental to the executive’s base salary and are designed to focus executives on achieving key financial goals, encourage retention and motivation of participants, and reward them for market-driven results.

Annual cash incentive bonuses and LTEIs are provided under the A. H. Belo 2008 Incentive Compensation Plan (“ICP”) and administered by the Compensation Committee. This plan was approved by shareholders in 2014. Officers of A. H. Belo and its subsidiaries, including A. H. Belo’s CEO and its other NEOs, are eligible to participate in the ICP. Additional ICP participants may be selected by the Compensation Committee based on management’s evaluation of an individual’s ability to significantly affect A. H. Belo’s results. LTCI compensation is granted outside of the ICP.

Annual Cash Incentive Bonus Program

Overview.    Under the terms of the ICP, each A. H. Belo executive officer is eligible to receive an annual cash incentive bonus based on financial performance objectives established in the annual financial plan approved by the Board of Directors or other management objectives (such as individual non-financial objectives) approved by the Board of Directors. The financial and non-financial performance objectives may vary from year to year and reflect the cyclical nature of A. H. Belo’s businesses due to fluctuating advertising demand and changes in media usage habits by consumers and advertisers, and other competitive conditions, including recruiting and retaining talent. All NEOs participate in the annual cash incentive bonus program.

Specific Program for 2015.    The Compensation Committee established a 2015 target bonus opportunity for the NEOs expressed as a percentage of base salary as follows: Mr. Moroney – 85%; Ms. Murray – 40%; Mr. Moise – 55%; Ms. Larkin – 35%; and Mr. O’Hara – 35%. Ms. Murray’s target bonus opportunity was prorated in 2015. The target bonus percentages for Mr. Moroney, Mr. Moise, Ms. Larkin and Mr. O’Hara remain unchanged from 2014. In setting the target bonus award opportunities for NEOs, the Committee took into account both pay-for-performance and retention considerations and used Towers Watson survey data as a market guide.

In order to calculate achievement under the ICP with respect to 2015 incentive bonuses for Mr. Moroney; Ms. Murray; Mr. Moise; Ms. Larkin; and Mr. O’Hara, the Compensation Committee selected consolidated Company EBITDA and EBITDA from newly acquired businesses as the financial performance measures, and individual non-financial objectives as the non-financial performance measure. Each NEO was eligible to receive an annual cash incentive bonus based 50% on financial performance objectives and 50% on individual non-financial performance. For Mr. Moroney; Ms. Murray; Ms. Larkin and Mr. O’Hara, the weighting given to the financial performance measures was 90% against consolidated Company EBITDA and 10% against EBITDA for newly acquired businesses. For Mr. Moise, financial performance measures were weighted 50% against consolidated company EBITDA and 50% against newly acquired businesses. For bonus calculation purposes, the Company defines EBITDA as earnings before interest, taxes, depreciation and amortization, with impairment expense, net investment-related gains or losses, and other income and expense added back, and with certain other adjustments which are described under “— Financial Performance Goals and Results for 2015” below.

For the consolidated Company EBITDA financial performance metric, the threshold, target and maximum performance ranges were 85%, 100% and 115%, respectively, and the threshold, target and maximum bonus payout ranges were 10%, 100% and 200% respectively. Threshold, target and maximum performance and payout ranges for the newly acquired business EBITDA component are 75%, 100% and 125% respectively for performance and 10%, 100% and 200% respectively for payout.

The Company believes that linking one-half of the bonus opportunity directly to financial performance, with an opportunity to earn a greater payout than target bonus amount if maximum financial performance is achieved, provides participants with significant motivation to achieve the Company’s financial objectives.

Individual non-financial objectives for all NEOs were comprised of performance metrics based on a point system allocated to each objective which included threshold, target and maximum performance and payout ranges for each objective of 50%, 100% and 150%, respectively, with payments pro-rated for performance achievement between the three points. The Company believes that, given the transitional state of the newspaper industry and the unpredictability of core advertising revenues, which directly affect EBITDA, it is important to link one-half of the bonus opportunity to individual non-financial objectives that the NEOs can directly influence, and which have a positive impact on the Company and increase retention. With Ms. Engel’s departure from the Company on January 2, 2015 and Mr. Lavey’s departure on May 1, 2015, neither former executive was eligible for a bonus payment for 2015 performance.

Financial Performance Goals and Results for 2015.    The table below shows the financial performance goals for 2015 for each of the corresponding performance levels (threshold, target and maximum) and our actual financial performance results for 2015. Actual EBITDA results shown in the table below include adjustments for items that are excluded for purposes of bonus calculation, as management’s ability to control or influence such items is limited. The adjustments include variances above or below the levels set in the 2015 financial plan approved by the Board of Directors for share-based compensation expense, newsprint pricing, pension expense, workers compensation expense; severance costs; and bonus expense, as well as self-insured medical expense above or below actuarial projections and other miscellaneous one-time items.

Financial Metric	Threshold Level Goals As % of Target (10% Funding)	Target Level Goals (100% Funding)	Maximum Level Goals As % of Target (200% Funding)	Actual Results (as adjusted)
	(In thousands)
Consolidated Company EBITDA	$12,517	$14,726	$16,935	$9,467
EBITDA from Newly Acquired Businesses	$566	$754	$943	$1,108

The Consolidated Company EBITDA results (as adjusted) did not exceed threshold level goals and resulted in an achievement of 64.3% of target, and as a result, Mr. Moroney, Ms. Murray, Mr. Moise, Ms. Larkin, and Mr. O’Hara earned bonuses equal to 0.0% of their target Consolidated Company EBITDA bonus amounts. The EBITDA from Newly Acquired Businesses results (as adjusted) exceeded threshold level goals and resulted in an achievement of 146.9% of target, and as a result Mr. Moroney; Ms. Murray; Mr. Moise; Ms. Larkin; and Mr. O’Hara earned bonuses equal to 200.0% of their target EBITDA from Newly Acquired Business bonus amounts.

Total financial performance bonus amounts were: Mr. Moroney — $51,000; Ms. Murray — $9,042; Mr. Moise — $89,375; Ms. Larkin — $9,975; and Mr. O’Hara — $9,625.

Individual Non-Financial Objectives and Results for 2015.    In an industry that continues to experience significant challenges, the Company believes the use of individual non-financial objectives as a compensation tool increases retention and drives individual performance. For 2015, Mr. Moroney worked with each NEO to craft appropriate individual non-financial objectives, which were then reviewed by the Compensation Committee. These objectives are comprised of qualitative objectives that are focused on strategic factors that create long-term shareholder value. Each objective has a performance metric based on a point system allocated to each objective which includes threshold, target, and maximum performance and payout ranges for each objective of 50%, 100% and 150%, respectively, with payments pro-rated for performance achievement between the three points. Each specific individual non-financial objective may be weighted differently to better align with the Company’s business strategies. Performance against these individual non-financial objectives was evaluated by Mr. Moroney (other than for himself) and then reviewed and approved by the Compensation Committee. Mr. Moroney’s performance against his individual non-financial objectives is evaluated and approved by the Compensation Committee. A summary of each NEO’s performance against his or her individual non-financial objectives is described below.

Jim Moroney.    In 2015, Mr. Moroney aligned resources to meet the current needs of the Company; executed the reorganization of the sales and news departments to better meet the needs of the Company’s clients and newspaper audience; redesigned and re-imagined the manner in which the Company’s digital publications reach their target audience; and presented a comprehensive assessment of the Company’s progress towards its long-term objectives to the Board of Directors at the December 2015 Board meeting.

Katy Murray.    In 2015, Ms. Murray oversaw the business optimizations and expense reductions process established in 2015; optimized the performance of the finance team through automation, outsourcing, and retooling; and adjusted insurance coverage to meet the current needs of the Company.

Grant Moise.    In 2015, Mr. Moise managed the integration and alignment of DMV Digital Holdings into the organization; continued to aggressively work to identify additional potential acquisition targets; established an internal organic growth process within the organization; and worked on strategies to reverse the advertising revenue declines in the niche publications.

Chris Larkin.    In 2015, Ms. Larkin managed the transition to and developed proficiency in her role as the Corporate Secretary; provided legal support and guidance for the acquisition of DMV Digital Holdings and the evaluation of potential acquisition targets; adapted the Company’s legal cost structure to provide effective and cost-efficient services; and established managerial oversight and control over the Company’s strategic sourcing department.

Mike O’Hara.    In 2015, Mr. O’Hara completed the creation of the Company’s enterprise data warehouse and oversaw its operationalization; managed the systems implementations and upgrades to the Company’s financial, human resource, sales, publishing and advertising systems; and supported the acquisition of DMV Digital Holdings and organic growth initiatives.

After reviewing the detailed results of each NEO’s performance against his or her individual non-financial objectives for 2015, the Compensation Committee allotted points for the performance of each objective by each NEO. The results of the total points earned by each NEO are listed in the table below.

Named Executive Officer	Threshold Level Points (50% Funding)	Target Level Points (100% Funding)	Maximum Level Points (150% Funding)	Actual Points
James M. Moroney III	50.0	100.0	150.0	63.1
Katy Murray	50.0	100.0	150.0	107.5
Grant S. Moise	50.0	100.0	150.0	100.0
Christine E. Larkin	50.0	100.0	150.0	110.3
Michael J. O’Hara	50.0	100.0	150.0	100.0

Total individual non-financial objectives bonus amounts were: Mr. Moroney — $161,007; Ms. Murray — $48,601; Mr. Moise — $89,375; Ms. Larkin — $54,987; and Mr. O’Hara — $48,125.

Summary of Annual Cash Incentive Bonus Payouts.    The following table shows the total annual cash incentive bonus award opportunity available to each NEO for 2015 and the actual amount that each NEO achieved.

	2015 Target Award Opportunity		2015 Actual Award Paid (Dollar Amount)
Name	(% of Base Salary)	(Dollar Amount)
James M. Moroney III	85.00%	$510,000	$212,007
Katy Murray(1)	30.14%	$90,420	$57,643
Grant S. Moise	55.00%	$178,750	$178,750
Christine E. Larkin	35.00%	$99,750	$64,963
Michael J. O’Hara	35.00%	$96,250	$57,750
Alison K. Engel(2)	—	$—	$0
Michael N. Lavey(3)	—	$—	$0

(1)	Ms. Murray’s annual cash incentive bonus was prorated to reflect her hire date of April 1, 2015.

(2)	With Ms. Engel’s departure from the company on January 2, 2015, she was not eligible for a bonus payment for 2015 performance.

(3)	With Mr. Lavey’s departure from the company on May 1, 2015, he was not eligible for a bonus payment for 2015 performance.

Beginning in 2016, payouts of any bonuses to the executive officers under the annual cash incentive program will require the Company’s overall achievement of at least 70% of target consolidated EBITDA. The financial performance metrics will be weighted as follows: (i) 40% against publishing revenue and EBITDA, split 50% on revenue and 50% on EBITDA; (ii) 40% against marketing services and other revenue and EBITDA, split 50% on revenue and 50% on EBITDA; and (iii) 20% against consolidated EBITDA. Threshold, target and maximum performance and payout ranges for the revenue components are 95%, 100% and 105% respectively for performance and 10%, 100% and 200% respectively for payout. Threshold, target and maximum performance and payout ranges for the EBITDA components are 85%, 100% and 115% respectively for performance and 10%, 100% and 200% respectively for payout.

In 2016, individual objectives will continue to be based on a point system allocated to each objective which includes threshold, target and maximum performance and payout ranges for each objective of 50%, 100% and 150%, respectively.

Long-Term Incentive Compensation

In developing long-term incentive compensation recommendations for 2015, the Compensation Committee’s primary focus was to balance dilution, cost and retention concerns. The Compensation Committee decided to continue granting 50% of the total long-term incentive compensation amount in the form of time-based RSUs under the ICP and 50% in the form of time-based cash outside of the ICP. This 50/50 LTEI compensation and LTCI compensation structure is intended to accomplish several objectives, including: (1) managing share usage and dilution to acceptable levels; (2) aligning the interests of executives with those of shareholders; (3) providing retention to key executives over a multi-year period; (4) enhancing the Company’s ability to recruit executives who can further diversify sources of revenue and grow EBITDA; and (5) ensuring that the total expense incurred is consistent with the value delivered to executives.

In order to determine appropriate long-term incentive compensation levels for the NEOs in 2015, the Compensation Committee reviewed general industry survey data for companies of a similar size and scope as A. H. Belo, a description of which can be found under “ — 2015 Compensation Program Overview,” and considered recommendations from senior management and its compensation consultant. The Compensation Committee also considered both executive and corporate performance, total cost, shareholder dilution, retention and recruiting with no specific goals or weightings assigned to such factors, when determining the size of the long-term incentive compensation grants.

LTEI Compensation for 2015.    Under the terms of the ICP, each A. H. Belo executive officer is eligible to receive LTEI compensation. These awards are designed to offer competitive compensation that encourages the retention and motivation of key executives, and rewards them based upon market-driven results. The ICP provides the Compensation Committee with discretion to require performance-based standards to be met before grants vest. According to the ICP structure, the Compensation Committee determines each executive officer’s intended LTEI compensation value, then determines the allocation of the LTEI compensation award among three available types of equity instruments: time-based RSUs, stock options and performance-related RSUs. Time-based RSUs encourage executives to remain with the Company and to focus on its long-term success. Stock options encourage and reward stock price performance, thus aligning the executive’s interests with those of shareholders. Performance-related RSUs reward the achievement of A. H. Belo’s cumulative annual financial performance goals. Since the ultimate value of the LTEI compensation awards depend upon the performance of A. H. Belo common stock, the interests of the executive officers are aligned with the financial interests of A. H. Belo’s shareholders. For 2015, the Compensation Committee elected to award the full value of LTEI compensation in the form of time-based RSUs.

Each time-based RSU represents a contingent right to receive the value of one share of A. H. Belo Series A common stock. Time-based RSUs are valued as of the date of vesting and are paid 60% in shares of A. H. Belo Series A common stock and 40% in cash. Time-based RSUs granted in 2015 vest as follows: 40% on the third trading day following the annual earnings release date for the year ending December 31, 2015; and 30% each on the third trading day following the annual earnings release date for the years ending December 31, 2016 and 2017.

The following table displays the grant date fair market value of the LTEIs granted in 2015.

	LTEI Award
Name	Number of Time-Based RSUs	Dollar Amount(1)
James M. Moroney III	55,460	$487,500
Katy Murray	6,824	$56,505
Grant S. Moise	5,688	$50,000
Christine E. Larkin	5,688	$50,000
Michael J. O’Hara	4,266	$37,500
Alison K. Engel	—	$—
Michael N. Lavey	—	$—

(1)

LTEIs were awarded on March 4, 2015 for all NEOs other than Ms. Murray whose award was granted on April 1, 2015, the date she joined the Company. Ms. Murray’s grant was prorated from April 1, 2015 to December 31, 2015.

LTCI Compensation for 2015.    The LTCIs granted outside of the ICP in 2015 vested 50% on December 31, 2015 and the remaining 50% will vest on December 31, 2016. The following table displays the amounts of the LTCIs granted in 2015.

Name	LTCI Award
James M. Moroney III	$487,500
Katy Murray(1)	$56,505
Grant S. Moise	$50,000
Christine E. Larkin	$50,000
Michael J. O’Hara	$37,500
Alison K. Engel	$—
Michael N. Lavey	$50,000

(1)	Ms. Murray’s LTCI award was prorated from April 1, 2015 to December 31, 2015.

Retirement Benefits

Prior to the 2008 spin-off, Belo Corp. offered pension benefits to eligible employees through The G. B. Dealey Retirement Pension Plan (the “Belo Plan”). In March 2007, Belo Corp. froze the Belo Plan and all affected employees were provided with transition benefits. At the time of the spin-off, Belo Corp. remained the sole sponsor and administrator of the Belo Plan for all of its approximately 9,300 participants, and A. H. Belo agreed to share investment oversight responsibilities with Belo Corp. and to reimburse Belo Corp. for 60 percent of each contribution Belo Corp. made to the Belo Plan.

The Company and Belo Corp. split the Belo Plan effective January 1, 2011. Under the agreement, benefit assets and liabilities allocable to the approximately 5,100 current and former employee participants of A. H. Belo and its newspaper businesses were transferred to two new defined benefit pension plans created, sponsored and managed by or on behalf of A. H. Belo (the “A. H. Belo Plans”). Benefits under the A. H. Belo Plans remain frozen, and A. H. Belo is now solely responsible for contributions to the A. H. Belo Plans. The split of the Belo Plan does not change the amount of the benefits any participant has accrued or is currently receiving. As of December 31, 2015, there were approximately 2,310 current and former employee participants in the A. H. Belo Plans.

In conjunction with the freeze of the Belo Plan in 2007, A. H. Belo adopted two separate defined contribution plans, the A. H. Belo Pension Transition Supplement Plan (the “PTS Plan”) and the A. H. Belo Pension Transition Supplement Restoration Plan (the “PTS Restoration Plan”) at the time of the spin-off which were designed to provide supplemental retirement benefits over a five-year period for all A. H. Belo employees who were participants in the Belo Plan, including Jim Moroney and Robert Decherd. The PTS Plan was an account-balance plan intended to qualify under the provisions of Section 401(a) of the Code. The PTS Restoration Plan is a non-qualified plan and is intended to cover any transition supplement payments that exceed IRS limits to all qualified plan accounts. On July 1, 2013, the PTS Plan was merged with the A. H. Belo Savings Plan. There will be no future contributions to the PTS Restoration Plan. For additional discussion of the PTS Plan and the PTS Restoration Plan, see “ — Post-Employment Benefits.”

Employment Agreements

The Company does not have individual employment agreements with any of its current executive officers. In connection with the Company’s offer of employment to Mike Wilson, the Company executed a letter agreement pursuant to which the Company agreed to provide Mr. Wilson with certain benefits upon the termination of his employment for any reason other than cause prior to March 1, 2018. Under the terms of the letter agreement, Mr. Wilson is eligible to receive upon his departure as part of the Severance Plan: (i) a cash severance payment equal to 16 weeks of base salary and (ii) payment of the cost of Mr. Wilson’s COBRA health insurance continuation coverage for a period of 6 months after his departure date. In addition, pursuant to the letter agreement, the Company will enter into a consulting agreement with Mr. Wilson for a five-month term, at a weekly rate equal to his then-current annual base salary divided by 52.

Change in Control and Severance Benefits

The Compensation Committee believes that severance and change of control benefits are necessary in order to attract and retain the caliber of executives A. H. Belo needs in its most senior positions. These benefits are particularly important in an industry undergoing significant restructuring, providing for continuity of senior management and helping executives focus on business results, cost management and strategic initiatives.

CIC Plan

No changes were made to the A. H. Belo Corporation Change In Control Severance Plan (the “CIC Plan”) in 2015. Additional information regarding the levels of payments and benefits available upon termination of employment in connection with a change in control, including a definition of key terms and quantifications of benefits that would have been received by our NEOs had termination occurred on December 31, 2015, is found under “Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2015.”

Severance Plan

The Company continues to maintain the A. H. Belo Severance Plan (the “Severance Plan”), which provides for severance payments for both officers and non-officer employees of A. H. Belo and its subsidiary companies in the event of termination of employment due to general involuntary separations including, but not limited to, reduction-in-force and cost re-engineering actions. Under the Severance Plan, any NEO, as well as each vice president-level and above employee, who is terminated due to such an action is eligible for a lump sum severance payment plus a certain amount of ongoing benefits coverage. No changes were made to this plan in 2015. For additional discussion, see “Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2015.”

Tax Treatment

The Company reviews and considers the deductibility under section 162(m) of the Code of compensation paid to the CEO and the other three most highly paid executives (excluding the CFO). Section 162(m) generally allows a deduction only if such compensation is less than $1 million or is performance-based. The applicable awards granted under the ICP are intended to qualify as performance-based compensation and typically are fully tax-deductible for the Company, except for time-based RSUs and LTCIs. However, because there are uncertainties as to the application of regulations under Section 162(m), as with most tax matters, it is possible that the Company’s deductions may be challenged or disallowed. Accordingly, there is no certainty that elements of compensation discussed in this proxy statement will in fact be deductible by the Company. The Company intends to continue seeking a tax deduction to the extent possible for all executive compensation, as long as the Company determines that doing so is in the best interests of A. H. Belo and its shareholders.

Considerations Regarding Shareholder Say on Pay and Say on Frequency Votes

At our annual meeting of shareholders held on May 18, 2011, our shareholders voted overwhelmingly to adopt the recommendation of our Board to conduct future advisory votes on executive compensation every three years. At our annual meeting of shareholders held on May 15, 2014, our shareholders voted overwhelmingly to approve an advisory resolution on executive compensation (say-on-pay). Accordingly, the next shareholder advisory vote on say-on-pay will be held at the Company’s 2017 annual meeting of shareholders, at which meeting another advisory vote on the frequency of future say-on-pay votes (say-on-frequency) will be held.

Compensation Committee Report

In accordance with its written charter adopted by our Board of Directors, the Compensation Committee has oversight of the Company’s overall compensation structure, policies and programs. In exercising its oversight responsibility, the Compensation Committee has retained a compensation consultant to advise the committee regarding market and general compensation trends.

The Compensation Committee, after consultation with its compensation consultant, has reviewed and discussed the CD&A with management, which has the responsibility for preparing the CD&A. Based upon this review and discussion, the Compensation Committee recommended to our Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015.

COMPENSATION COMMITTEE

Ronald D. McCray, Chairman

John A. Beckert

Louis E. Caldera

Tyree B. Miller

John P. Puerner

Nicole G. Small

Summary Compensation Table

The following information summarizes annual and long-term compensation awarded to, earned by or paid to A. H. Belo’s principal executive officer, principal financial officer, and its three other most highly-paid executive officers for services in all capacities to A. H. Belo for the years ended December 31, 2015, 2014 and 2013, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
James M. Moroney III	2015	$600,000	$487,500	$487,493	$212,007	$—	$236,880	$2,023,880
Chairman of the Board, President and Chief Executive Officer	2014	$600,000	$405,189	$487,495	$368,276	$227,007	$169,161	$2,257,128
	2013	$558,462	$286,439	$322,872	$254,095	$—	$83,177	$1,505,045
Katy Murray	2015	$216,923	$28,253	$56,503	$57,643	$—	$1,929	$361,251
Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary

Grant S. Moise	2015	$325,000	$47,706	$49,998	$178,750	$—	$26,835	$628,288
Senior Vice President, Business Development & Niche Products, The Dallas Morning News	2014	$315,096	$76,753	$45,391	$104,458	$—	$19,825	$561,523
	2013	$294,022	$172,845	$24,995	$—	$—	$7,480	$499,342
Christine E. Larkin	2015	$279,808	$50,000	$49,998	$64,963	$—	$29,089	$473,857
Senior Vice President/General Counsel and Secretary

Michael J. O’Hara	2015	$270,846	$37,500	$37,498	$57,750	$—	$29,326	$432,920
Senior Vice President, Chief Information Officer

Alison K. Engel	2015	$15,313	$—	$—	$—	$—	$101,092	$116,405
Former Senior Vice President/Chief Financial Officer and Treasurer	2014	$325,000	$200,000	$174,991	$—	$—	$86,759	$786,750
	2013	$325,000	$175,000	$174,995	$113,136	$—	$22,337	$810,468
Michael N. Lavey	2015	$95,903	$75,000	$—	$—	$—	$2,374	$173,277
Former Principal Financial Officer/Vice President/Controller

(1)

The amounts in column (c) for 2013 reflect changes in base compensation that were effective for Mr. Moroney in September 2013 and for Mr. Moise in March 2013 and July 2013. The amounts in column (c) for 2014 reflect changes in base compensation that were effective for Mr. Moise in May 2014. The amounts in column (c) for 2015 reflect changes in base compensation that were effective for Ms. Larkin and Mr. O’Hara in March 2015.

(2)

In 2013, 2014 and 2015, LTCIs were granted outside of the ICP. Fifty percent of the LTCIs granted in each of 2014 and 2015 vested in 2015 and are represented in column (d). For further discussion see “— Compensation Discussion and Analysis — Incentive Programs — Long-Term Incentive Compensation.” For 2013, since Mr. Moise participated in a quarterly sales commission plan, amounts in column (d) for Mr. Moise represent quarterly commissions earned in 2013, in addition to his LTCIs. In 2014, the amounts in column (d) for Mr. Moise represent quarterly commissions earned in the first quarter of 2014, in addition to his LTICs.

(3)	The amounts in column (e) reflect the aggregate grant date fair value of time-based RSU awards made in 2013, 2014 and 2015. There were no option awards in 2013, 2014 or 2015.

Fair value estimates are based on the following closing market price of A. H. Belo Series A common stock for 2013, 2014 and 2015 on the grant date:

RSU Grant Date	Market Price
March 7, 2013	$5.30
September 11, 2013*	$7.45
March 6, 2014	$12.07
May 15, 2014**	$11.32
March 5, 2015	$8.79
April 1, 2015***	$8.28

*	Granted to Mr. Moroney in connection with his appointment as Chairman of the Board, President and Chief Executive Officer of the Company.

**

Granted to Mr. Moise in connection with his compensation increase to reflect his important role in the Company’s efforts to diversify revenue streams, explore acquisition opportunities, and grow marketing services revenue.

***	Granted to Ms. Murray when she joined the Company in April 1, 2015 as senior vice president/Chief Financial Officer, Treasurer and Assistant Secretary.

(4)

The amounts in column (g) for 2013 were paid by A. H. Belo in February 2014 in respect of 2013 performance relative to 2013 financial performance targets and goals. For 2014, amounts were paid by A. H. Belo in February 2015 in respect of 2014 performance relative to 2014 financial performance targets and goals, and individual non-financial objectives. For 2015, amounts were paid by A. H. Belo in February 2016 in respect of 2015 performance relative to 2015 financial performance targets and goals, and individual non-financial objectives.

(5)

The amounts indicated in column (h) represent the change in pension value and earnings on non-qualified deferred compensation for the years ended December 31, 2013, 2014 and 2015. Ms. Murray, Mr. Moise, Ms. Larkin and Mr. O’Hara do not participate in a pension plan; therefore, no amounts are reported in column (h) for them. In 2013, the combined value of the change in pension value and earnings on non-qualified deferred compensation was less than zero for Mr. Moroney, and zero was entered into this column. In 2013, pension value decreased by $87,056 for Mr. Moroney. In 2013, earnings from non-qualified deferred compensation were $1,260 for Mr. Moroney. In 2014, the combined value of the change in pension value and earnings on non-qualified deferred compensation increased by $227,584 for Mr. Moroney. In 2014, pension value increased by $227,007 for Mr. Moroney. For 2014, earnings from non-qualified deferred compensation were $577 for Mr. Moroney. In 2015, the combined value of the change in pension value and earnings on non-qualified deferred compensation was less than zero for Mr. Moroney, and zero was entered into this column. In 2015, pension value decreased by $969,640 for Mr. Moroney. In 2015, earnings from non-qualified deferred compensation were less than zero and zero was entered into this column for Mr. Moroney. For further discussion, see “— Post-Employment Benefits — Pension Benefits at December 31, 2015” and “— Post-Employment Benefits — Non-Qualified Deferred Compensation for 2015.”

(6)

A. H. Belo contributed the following amounts to the A. H. Belo Savings Plan, PTS Plan and Health Savings Plan, and paid dividend equivalents on time-based RSUs as follows, which amounts are included in column (i):

Name	Year	A. H. Belo Savings Plan Contribution	Pension Transition Supplement Plan Contribution	Dividend Equivalents	Health Savings Account
James M. Moroney III	2015	$3,975	$—	$231,905	$1,000
	2014	$3,900	$—	$164,261	$1,000
	2013	$3,825	$49,894	$28,457	$1,000
Katy Murray	2015	$—	$—	$1,638	$292
Grant S. Moise	2015	$4,629	$—	$21,205	$1,000
	2014	$3,900	$—	$14,925	$1,000
	2013	$3,825	$—	$2,655	$1,000
Christine E. Larkin	2015	$3,609	$—	$25,480	$—
Michael J. O’Hara	2015	$3,975	$—	$24,351	$1,000
Alison K. Engel	2015	$230	$—	$100,820	$42
	2014	$3,197	$—	$83,062	$500
	2013	$3,548	$—	$18,288	$500
Michael N. Lavey	2015	$1,958	$—	$—	$417

The PTS Plan contributions noted above represent payments made on behalf of the NEOs who participate in a pension plan. These contributions represent additional transition benefits earned by such NEOs who were participants in the Belo Plan on March 31, 2007, the date the Belo Plan was frozen. For more information, see “— Post-Employment Benefits.”

In 2013, dividend equivalents were paid in the first, second, third and fourth quarters for which shares had not yet been issued at a rate of $0.06 per RSU for the first and second quarter and at a rate of $0.08 per RSU for the third and fourth quarter. In 2014, dividend equivalents were paid in the first, second, third and fourth quarters for which shares had not yet been issued at a rate of $0.08 per RSU. In addition, a special dividend equivalent of $1.50 per RSU was paid in the third quarter of 2014. In 2015, dividend equivalents were paid in the first, second, third and fourth quarters for which shares had not yet been issued at a rate of $0.08 per RSU. In addition, a special dividend equivalent of $2.25 per RSU was paid in the first quarter of 2015.

The total value of executive perquisites and personal benefits paid by A. H. Belo in 2013, 2014 and 2015 did not exceed $10,000 for any of the NEOs.

Grants of Plan-Based Awards in 2015

The following table summarizes cash and equity based awards that were granted under the ICP during 2015.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						All Other Stock Awards: Number of Shares of Stock or Units #(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)		Target ($)		Maximum ($)
(a)	(b)	(c)		(d)		(e)		(i)	(l)
James M. Moroney III	3/5/2015 3/5/2015 3/5/2015	$ $ $	25,500 127,500 —	$ $ $	255,000 255,000 —	$ $ $	510,000 382,500 —	— — 55,460	$ $ $	— — 487,493
Katy Murray(4)	4/1/2015 4/1/2015 4/1/2015	$ $ $	4,521 22,605 —	$ $ $	45,210 45,210 —	$ $ $	90,420 67,815 —	— — 6,824	$ $ $	— — 56,503
Grant S. Moise	3/5/2015 3/5/2015 3/5/2015	$ $ $	8,938 44,688 —	$ $ $	89,375 89,375 —	$ $ $	178,750 134,063 —	— 5,688	$ $ $	— — 49,998
Christine E. Larkin	3/5/2015 3/5/2015 3/5/2015	$ $ $	4,988 24,938 —	$ $ $	49,875 49,875 —	$ $ $	99,750 74,813 —	— — 5,688	$ $ $	— — 49,998
Michael J. O’Hara	3/5/2015 3/5/2015 3/5/2015	$ $ $	4,813 24,063 —	$ $ $	48,125 48,125 —	$ $ $	96,250 72,188 —	— 4,266	$ $ $	— — 37,498
Alison K. Engel	—		$—		$—		$—	—		$—
Michael N. Lavey	—		$—		$—		$—	—		$—

(1)

The Compensation Committee established 2015 target bonus opportunities expressed as a percentage of base salary for each of the NEOs as follows: Mr. Moroney, 85%; Ms. Murray, 40%; Mr. Moise, 55%; Ms. Larkin, 35%; and Mr. O’Hara 35%. In 2015, bonus opportunities were linked directly to the achievement of financial performance measures and individual non-financial performance objectives. The weighting given to these factors was 50% for financial performance objectives and 50% for individual non-financial objectives. See “— Compensation Discussion and Analysis — Incentive Programs — Annual Cash Incentive Bonus Program.” The first row in columns (c), (d) and (e) for each NEO relates to bonus opportunities that are based upon consolidated Company EBITDA and EBITDA of newly acquired businesses. The second row in columns (c), (d) and (e) for each NEO relates to bonus opportunities that were based upon individual non-financial objectives.

(2)

The NEOs were awarded one-half of their long-term incentive compensation in the form of time-based RSUs that are reflected in column (i). No stock option awards were made under the ICP in 2015. For additional discussion, see “— Compensation Discussion and Analysis — Incentive Programs — Long-Term Incentive Compensation.” These time-based RSUs are valued as of the date of vesting and are paid 60% in shares of A. H. Belo Series A common stock and 40% in cash, and vest as follows: 40% vested on March 9, 2016, and the remainder of the awards vest 30% on the third trading day following each annual earnings release date for the years ending December 31, 2016 and 2017, provided that the executive remains employed through the vesting date.

(3)

The fair value estimates do not include any adjustments for risk of forfeiture. The fair value of the time-based RSUs awarded March 5, 2015 and April 1, 2015 in column (l) is based on the closing market price for a share of A. H. Belo Series A common stock on that date, which was $8.79 and $8.28, respectively.

(4)	In 2015, the target bonus opportunity for Ms. Murray was prorated from the 40% established by the Compensation Committee to reflect her hire date of April 1, 2015 with the Company.

Equity Holdings and Value Realization

The following table contains information on all A. H. Belo equity awards that were outstanding as of December 31, 2015.

Outstanding A. H. Belo Equity Awards at Fiscal Year-End 2015
	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
(a)	(b)	(e)	(f)	(g)	(h)
James M. Moroney III	60,000	$2.05	12/3/2018	55,460	$277,300
				24,234	$121,170
				2,936	$14,680
				14,152	$70,760
Katy Murray	—	—	—	6,824	$34,120
Grant S. Moise	—	—	—	5,688	$28,440
				419	$2,095
				1,864	$9,320
				1,416	$7,080
Christine E. Larkin	—	—	—	5,688	$28,440
				2,486	$12,430
				2,831	$14,155
Michael J. O’Hara	—	—	—	4,266	$21,330
				1,864	$9,320
				2,123	$10,615
Alison K. Engel(4)	—	—	—	—	—
Michael N. Lavey	—	—	—	—	—

(1)	All of the outstanding option awards held by the NEOs are fully vested.

(2)

The amounts in column (g) reflect unvested time-based RSUs that, subject to retirement eligibility, remain subject to additional vesting requirements that depend upon the executive’s continued employment with the Company. The form of RSU provides for accelerated vesting of equity awards for terminating employees that meet the criteria for early retirement (age 55 or greater with three years of service). Currently, only Mr. Moroney meets these criteria.

Vesting and scheduled vesting of all outstanding A. H. Belo RSU awards for each of the NEOs was/is as follows:

Vesting Date	Award Type	James M. Moroney III	Katy Murray	Grant S. Moise	Christine E. Larkin	Michael J. O’Hara
March 9, 2016	Time-based RSU	51,388	2,729	4,831	6,348	4,760
February 1, 2017*	Time-based RSU	62,846	7,291	6,345	6,446	4,834
February 1, 2018*	Time-based RSU	42,206	5,981	4,330	4,329	3,247

*

February 1 is used as a projected vesting date for purposes of 2017 and 2018. Actual vesting date is the third trading day after the earnings release date for A. H. Belo for the previous year ending December 31.

(3)

The fair market value at year-end for outstanding awards still subject to vesting is based on the closing market price of a share of A. H. Belo Series A common stock for the year ended December 31, 2015 of $5.00.

(4)	Ms. Engel forfeited her outstanding RSUs and stock options as of her effective date of resignation, January 2, 2015.

Option Exercises and Stock Vested in 2015

The following table presents information on amounts realized from A. H. Belo stock awards vesting during 2015. No options were exercised during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James M. Moroney III	48,239	$424,986
Katy Murray	—	$—
Grant S. Moise	4,435	$39,072
Christine E. Larkin	4,485	$39,513
Michael J. O’Hara	5,614	$49,459
Alison K. Engel	—	$—
Michael N. Lavey	—	$—

(1)

The value realized upon vesting of these time-based RSUs is equal to the number of units vesting multiplied by the closing market price of a share of A. H. Belo Series A common stock on the vesting date. The vested stock award represents the March 8, 2012, March 7, 2013, September 11, 2013 and March 6, 2014 time-based RSU awards which vested on March 3, 2015, at a price of $8.81.

Post-Employment Benefits

Defined Benefit Pension Plan

In connection with the spin-off of A. H. Belo from Belo Corp. in February 2008, A. H. Belo and Belo Corp. entered into a Pension Plan Transfer Agreement in October 2010 that split into separately sponsored plans the defined benefit pension plan that Belo Corp. had offered to certain employees. The split was effective January 1, 2011. As a result, A. H. Belo now sponsors two pension plans, the A. H. Belo Pension Plan I and the A. H. Belo Pension Plan II (the “A. H. Belo Plans”), for A. H. Belo participants and is solely responsible for managing and funding future contributions to such plans. Belo remains the sole sponsor for the Belo Plan and is responsible for management and funding contributions for the benefit of Belo participants but no longer A. H. Belo participants. The split of the Belo Plan did not change the amount of the benefits any participant has accrued or is currently receiving.

The A. H. Belo Plans provide for the payment of a monthly retirement benefit based on credited years of service and the average of five consecutive years of highest annual covered compensation out of the ten most recent calendar years of employment referred to as “final monthly compensation.” The formula for determining an individual participant’s benefit is as follows: 1.1% times final monthly compensation times years of credited service plus 0.35% times final monthly compensation in excess of covered compensation times years of credited service (up to 35 years). Compensation covered under the A. H. Belo Plans includes regular pay plus overtime, bonuses, commissions, and any contribution made by the Company on behalf of an employee pursuant to a deferral election under any benefit plan containing a cash or deferred arrangement. Covered compensation excludes certain non-cash earnings and Company contributions to the Savings Plan. All participants are fully vested in their accrued benefit in the A. H. Belo Plans. Retirement benefits under the A. H. Belo Plans are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement, which may occur as early as age 55. An early retirement reduction factor, which is applied to the participant’s normal age 65 monthly benefit, is based on the participant’s Social Security normal retirement age. The A. H. Belo Plans also provide for the payment of death benefits.

In 2015, the A. H. Belo Plans offered all eligible retiree and non-retiree pension plan participants the opportunity to elect a voluntary lump sum cash-out distribution in lieu of future payments under the A. H. Belo Plans. Mr. Moroney is the only NEO that was a participant in either of the A. H. Belo Plans. As a participant in the A. H. Belo Pension Plan I, Mr. Moroney was eligible to participate in the lump sum offer and elected to receive the lump sum distribution in lieu of future payments.

The table below presents the present value of Mr. Moroney’s benefit under the A. H. Belo Pension Plan I at age 65, based upon credited years of service, including an additional five years of credited service granted in connection with the 2007 freeze of the Belo Plan, and covered compensation as of December 31, 2015. For the A. H. Belo Plans, A. H. Belo uses a December 31 measurement date for financial reporting purposes with respect to A. H. Belo’s audited financial statements for the year ending December 31, 2015.

Pension Benefits at December 31, 2015
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)(1)	(b)	(c)	(d)(2)	(e)(3)
James M. Moroney III	A. H. Belo Pension Plan I	31	$—	$900,559

(1)	Ms. Murray, Mr. Moise, Ms. Larkin and Mr. O’Hara are not participants in the A. H. Belo Plans, the PTS Plan or the PTS Restoration Plan.

(2)

Amounts indicated in column (d) do not include pension transition supplement payments that the Company funded into the PTS Plan, a qualified defined contribution retirement plan, and the PTS Restoration Plan, a non-qualified plan. See “All Other Compensation” in the Summary Compensation Table.

(3)

Amounts indicated in column (e) represent retirement benefits elected by Mr. Moroney to be paid in 2015 as a result of his election to take a lump sum buyout offered to participants of the A. H. Belo Pension Plan I.

Pension Transition Benefits

In connection with the spin-off from Belo Corp. on February 8, 2008, A. H. Belo adopted the PTS Plan and the PTS Restoration Plan, which were designed to provide those employees who previously participated in the Belo Plan and were affected by the freeze of the Belo Plan in 2007, a supplemental benefit over a five-year period to replace a portion of the pension benefit they would have earned had the Belo Plan not been frozen. On July 1, 2013, the PTS Plan was merged with the A. H. Belo Savings Plan.

Mr. Moroney is the only NEO for whom amounts have been credited under the PTS Restoration Plan. After 2013, no further contributions to the PTS Restoration Plan have been made. Mr. Moroney’s aggregate earnings in the year ending December 31, 2015 under the PTS Restoration Plan are as follows:

Non-Qualified Deferred Compensation for 2015
Name	Registrant Contributions in Last FYE ($) (1)	Aggregate Earnings in Last FYE ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(c)	(d)	(e)	(f)
James M. Moroney III	$—	$—	$—	$11,259

Change in Control Arrangements and Other Agreements Upon Termination of Employment

The following descriptions reflect the amount of compensation that would have become payable to each of the NEOs under existing arrangements if there had been a change in control or the NEO’s employment had terminated on December 31, 2015, given the NEO’s compensation and service levels at A. H. Belo as of such date and, if applicable, based on A. H. Belo’s closing stock price on that date. As used in this section, termination means the termination of a NEO’s employment with the Company due to death, disability or retirement at or after age 55 with at least three years of service or involuntary termination without cause. These amounts are in addition to benefits that were available without regard to the occurrence of any termination of employment or change in control, including then-exercisable stock options, and benefits available generally to salaried employees.

At December 31, 2015, the Company did not have individual written agreements with any of the NEOs that would provide guaranteed payments or benefits in the event of a termination of employment or a change in control. The actual amounts that would be paid upon a NEO’s termination of employment or a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon any such event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the table that follows. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Severance Plan

The Severance Plan, an employee welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended, provides severance benefits to eligible employees, including the NEOs, following involuntary terminations of employment by the Company, including, but not limited to, reduction-in-force and re-engineering actions. The severance benefit provided under the Severance Plan for participants at or above the level of vice president is an amount equal to 1.0 week of base pay multiplied by the number of years of service, subject to a minimum benefit of 16 weeks of pay, plus six months of COBRA premiums. Severance benefits are paid in a lump sum following termination of employment and upon the execution of a release. Outplacement services also may be provided. In the event of an involuntary termination of employment by the Company, all unvested option and RSU awards are forfeited immediately and all vested options remain exercisable for one year from the date of termination.

CIC Plan Change in Control Benefits

Under the CIC Plan, each designated executive is eligible for certain payments upon a change in control. The circumstances that would result in a change in control under the CIC Plan include: (1) the acquisition by a person or group of 30 percent or more of the combined voting power of the Company’s voting securities (excluding voting securities held by Mr. Decherd and voting securities held by any entity over which Mr. Decherd has sole or shared voting power); (2) certain changes in the membership of the Company’s Board of Directors that are not approved by the incumbent directors; (3) consummation of a business combination or sale of substantially all of the Company’s assets, unless immediately following such transaction the beneficial owners of shares of A. H. Belo’s common stock and other securities eligible to vote immediately prior to the transaction beneficially own more than 60 percent of the combined voting power of the voting securities of the continuing company resulting from such transaction; or (4) approval by A. H. Belo shareholders of a plan of liquidation or dissolution. In connection with any actual termination of employment, change in control or otherwise, A. H. Belo may determine to enter into or amend other agreements or arrangements that provide additional or alternative benefits that would be payable as a result of such events, as the Compensation Committee or Board determines appropriate.

The amounts presented in the table below with respect to change in control payments are based upon the terms of the CIC Plan had there been a termination of employment in connection with a change in control on December 31, 2015.

ICP Change in Control Benefits

Compensation and benefits of all plan participants, which include A. H. Belo’s executive officers, under the Company’s ICP may also be affected by a change in control of A. H. Belo. Generally under the ICP, a change in control event means the first of the following to occur, unless the A. H. Belo Board of Directors has adopted a resolution stipulating that such event will not constitute a change in control for purposes of the ICP:

•	specified changes in the majority composition of A. H. Belo’s Board;

•	specified mergers or sales or dispositions of all or substantially all of A. H. Belo’s assets;

•	shareholder approval of a plan of complete liquidation or dissolution of A. H. Belo; or

•	acquisition of more than 30 percent of the combined voting power of A. H. Belo common stock.

Following a change in control of A. H. Belo, ICP bonuses are paid in full at the higher of target or forecasted full-year results in the year of the change in control; stock options held by ICP participants become fully-vested and are immediately exercisable; time-based RSUs vest and are payable in full immediately; and performance-related RSUs vest at the higher of target or forecasted full-year results in the year of the change in control; and all vested units are payable in full immediately.

Pension Transition Supplement Restoration Plan

Effective February 8, 2008, A. H. Belo adopted the PTS Restoration Plan, as a non-qualified plan, to provide the portion of PTS Plan benefit that cannot be provided under the PTS Plan because of Code limitations on the amount of qualified plan benefits. Generally under the PTS Restoration Plan, a change in control will occur on the date that there is a:

•	change in ownership in the Company, wherein any person or group acquires more than 50% of the total fair market value or total voting power of A. H. Belo stock;

•

change in effective control of the Company, wherein (a) any person or group acquires 30% or more of the total voting power of A. H. Belo stock or (b) a majority of the members of A. H. Belo’s Board are replaced during any 12-month period by persons not appointed or endorsed by a majority of A. H. Belo’s Board prior to the date of such appointment or election; or

•

change in the ownership of a substantial portion of the assets of the Company, wherein any person or group acquired A. H. Belo assets having a total gross fair market value of 40 percent or more of the total gross fair market value of all A. H. Belo assets.

Upon the occurrence of a change in control, as defined in the PTS Restoration Plan, the A. H. Belo Compensation Committee has the right, but not the obligation, to terminate the PTS Restoration Plan and distribute the entire balance of participants’ accounts to the participants.

The approximate value of the severance benefits available to each of the NEOs, if there had been a termination of employment (as defined) due to death, disability or retirement, involuntary termination without cause, or had there been a termination of employment in connection with a change in control (as defined), on December 31, 2015, under the ICP, the Severance Plan or the CIC Plan, would have been as follows, based on a closing market price of $5.00 per share for A. H. Belo’s Series A common stock for the year ended December 31, 2015:

Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2015
Name and Description of Benefit	Termination/ Severance Plan	Termination/ Change in Control	Death, Disability or Retirement After Age 55 with Three Years Service
(a)	(b)	(c)	(d)
James M. Moroney III(4)
Non-equity incentives(1)	$—	$510,000	$—
Time-based RSUs(2)	$483,910	$483,910	$483,910
LTCIs(2)	$243,750	$243,750	$243,750
CIC Plan payments(3)	$—	$2,791,204	$—
Severance Plan Payment	$437,270	$—	$—

Total	$1,164,930	$4,028,864	$727,660
Katy Murray
Non-equity incentives(1)	$—	$90,420	$—
Time-based RSUs(2)	$34,120	$34,120	$34,120
LTCIs(2)	$28,253	$28,253	$28,253
CIC Plan payments(3)	$—	$786,804	$—
Severance Plan Payment	$101,131	$—	$—

Total	$163,504	$939,597	$62,373
Grant S. Moise
Non-equity incentives(1)	$—	$178,750	$—
Time-based RSUs(2)	$49,953	$46,935	$46,953
LTCIs(2)	$25,000	$25,000	$25,000
CIC Plan payments(3)	$—	$994,893	$—
Severance Plan Payment	$108,823	$—	$—

Total	$180,758	$1,245,578	$71,953
Christine E. Larkin
Non-equity incentives(1)	$—	$99,750	$—
Time-based RSUs(2)	$55,025	$55,025	$55,025
LTCIs(2)	$25,000	$25,000	$25,000
CIC Plan payments(3)	$—	$715,676	$—
Severance Plan Payment	$96,515	$—	$—

Total	$176,540	$895,451	$80,025
Michael J. O’Hara
Non-equity incentives(1)	$—	$96,250	$—
Time-based RSUs(2)	$41,265	$41,265	$41,265
LTCIs(2)	$18,750	$18,750	$18,750
CIC Plan payments(3)	$—	$710,930	$—
Severance Plan Payment	$93,439	$—	$—

Total	$153,454	$867,195	$60,015

(1)

In the event of a change in control, short-term, non-equity incentives (cash incentive bonuses) are paid in a lump sum to each executive at the higher of target or actual financial performance based on current full-year forecasted results (taking into consideration actual financial performance to date). The amounts in column (c) reflect the target bonus for each NEO. Cash bonuses are not automatically paid for executives terminating under other circumstances. See “Compensation Discussion and Analysis — Change in Control and Severance Benefits” for a discussion of change in control events under the ICP.

(2)

Generally, all unvested LTEIs and LTCIs are forfeited immediately in the event an executive is terminated with or without cause or voluntarily resigns; however, the Compensation Committee retains discretion to accelerate the vesting of these awards in the case of involuntary severance without cause. In the event of a change in control or an executive’s retirement after age 55 with at least three years of service, qualification for long-term disability, or death, vesting of all LTEIs and LTCIs are accelerated and payment is made as soon as practicable but no earlier than allowable under Section 409A of the Code.

(3)

As of December 31, 2015, a multiple of 2.0 would have applied to the Chief Executive Officer and a multiple of 1.5 would have applied to each of the other NEO’s payments under the CIC Plan had a termination of employment in connection with a change in control occurred. This multiple is used to determine the total cash payment to be awarded to each executive, and is applied to the sum of the following components: (1) base salary in effect at the time of the change in control; (2) higher of the current target bonus in effect prior to the change in control or the average of the last three years’ bonus payments; (3) employer-provided contributions to the A. H. Belo Savings Plan, PTS Plan payments and PTS Restoration Plan payments for the current year; and (4) employer cost of medical and dental benefits in excess of employee premiums. In addition to this change in control amount, the employee is also eligible for outplacement services valued at no more than $25,000, plus reimbursement for any legal fees incurred to enforce the participant’s rights under the plan. For each executive, the assumptions for outplacement costs and legal fees in the table above were $25,000 and $0, respectively. To the extent the cash payment and the value related to the acceleration of vesting for outstanding equity awards exceeds three times the employee’s average taxable compensation earned during the five years preceding the year of the change in control, excise taxes will be assessed. For each of the executives listed in the table above, a gross-up payment would not be necessary.

(4)

In addition to the change in control payments available under the ICP and the CIC Plan, there are also change in control provisions in the PTS Restoration Plan. Upon the occurrence of a change in control, the Compensation Committee has the right, but not the obligation, to terminate the PTS Restoration Plan and distribute the entire balance of participants’ accounts to the participants. At December 31, 2015, the balance in Mr. Moroney’s PTS Restoration account was $11,259. These amounts are not included in the table above. Ms. Murray, Mr. Moise, Ms. Larkin and Mr. O’Hara do not have PTS Restoration account balances as of December 31, 2015.

DIRECTOR COMPENSATION

Director Compensation for 2015

Non-employee directors receive compensation for their Board and committee service. Officers and employees of the Company who also serve as A. H. Belo directors (Mr. Moroney and Mr. Decherd) do not receive separate compensation for Board service. Based on recommendations from the Compensation Committee, the Board determines the amount of non-employee director compensation each year and designates the manner in which it is paid. An annual retainer is paid on the date of the Company’s annual meeting of shareholders for service through the date of the next annual meeting. Non-employee directors who are initially elected at a time other than at an annual meeting of shareholders receive a proportionate share of compensation relative to the service provided during an ordinary term of service. Vesting and payment dates for equity awards are adjusted to coincide with dates of awards relative to the previous award dates.

During 2015, non-employee directors on the A. H. Belo Board received an annual retainer package with a nominal value of $117,000. The annual retainer is for the 2015-2016 term of service beginning May 14, 2015, the date of the Company’s 2015 annual meeting of shareholders, through May 12, 2016, the date of the 2016 annual meeting of shareholders. One-half of the Board’s annual retainer was paid in cash and the remaining one-half was paid in the form of time-based RSUs for A. H. Belo Series A Common Stock. The number of time-based RSUs was determined based on the closing market price of A. H. Belo Series A common stock on the date of the award. Annual awards for 2015-2016 were made on May 14, 2015.

Directors’ time-based RSU awards vest on the date of the annual shareholders meeting approximately one year following the initial grant or on the next regularly scheduled shareholders meeting date for prorated awards made during a service period. Payment of vested time-based RSUs is made 60% in shares of A. H. Belo Series A common stock and 40% in cash. Payment will be made within 10 business days following the date of the annual shareholders meeting approximately three years following the initial grant. Directors who voluntarily resign or retire from A. H. Belo Board service prior to the vesting of time-based RSUs will receive a proportionate amount of the award based on actual service. Vesting is accelerated and payment is made immediately for time-based RSUs held by a director who becomes disabled or dies.

A. H. Belo directors who served as committee chairs in 2015 received an additional $10,000 in cash. The Company’s lead director received an additional $20,000 in cash. A. H. Belo reimburses directors for travel expenses incurred in attending meetings. No additional fee is paid to directors for attendance at Board and committee meetings.

The following table sets forth compensation for each A. H. Belo non-employee director for service as a director during the year ended December 31, 2015:

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(g)(2)	(h)
John A. Beckert	$68,500	$58,500	$69,529	$196,529
Louis E. Caldera	$58,500	$58,500	$69,529	$186,529
Ronald D. McCray	$68,500	$58,500	$69,529	$196,529
Tyree B. Miller	$78,500	$58,500	$69,529	$206,529
John P. Puerner	$58,500	$58,500	$69,529	$186,529
Nicole G. Small	$58,500	$58,500	$69,529	$186,529

(1)	The amounts indicated in column (c) for stock awards are based on the grant date fair value of awards made May 14, 2015.

(2)

The amounts in column (g) reflect dividend equivalents with respect to RSUs paid in the first, second, third and fourth quarters of 2015 for which shares have not been issued. In 2015, dividend equivalents were paid in the first, second, third and fourth quarters at a rate of $0.08 per RSU. In addition, a special dividend equivalent of $2.25 per RSU was paid in the first quarter of 2015.

Following are the time-based RSU holdings of each of A. H. Belo’s non-employee directors as of December 31, 2015:

Name	May 2013 Award Payable in May 2016	May 2014 Award Payable in May 2017	May 2015 Award Payable in May 2018

John A. Beckert	9,195	5,167	9,481
Louis E. Caldera	9,195	5,167	9,481
Ronald D. McCray	9,195	5,167	9,481
Tyree B. Miller	9,195	5,167	9,481
John P. Puerner	9,195	5,167	9,481
Nicole G. Small	9,195	5,167	9,481

Prior to 2010, A. H. Belo directors received a portion of their annual compensation in the form of stock options for the purchase of Series B common stock. The option exercise price is equal to the closing market price of Series A common stock on the date of grant. All director options have now vested and expire 10 years from the date of grant. Following are the stock option holdings of each of A. H. Belo’s non-employee directors as of December 31, 2015:

Name	Outstanding and Exercisable Stock Options

John A. Beckert	—
Louis E. Caldera	2,457
Ronald D. McCray	—
Tyree B. Miller	—
John P. Puerner	—
Nicole G. Small	—

CERTAIN RELATIONSHIPS

A. H. Belo has a written Code of Business Conduct and Ethics. One policy in the Code provides that all directors, officers and employees avoid business and personal situations that may give rise to a conflict of interest. A “conflict of interest” under the Code occurs when an individual’s private interest interferes or appears to interfere with A. H. Belo’s interest. The Code provides that the Audit Committee (or its designee) is generally responsible for enforcement of the Code relating to members of the Board of Directors; and the Company’s Management Committee (or its designee) is generally responsible for enforcement of the Code relating to officers and employees.

The Board has adopted a written related person transaction policy and procedures pursuant to which significant transactions involving the Company and related persons, as defined in Item 404(a) and accompanying instructions of SEC Regulation S-K, are subject to review by the Nominating and Corporate Governance Committee. Transactions subject to the policy are any transaction within the scope of Item 404(a) and accompanying instructions of the Regulation S-K, which are transactions exceeding $120,000 in which executive officers, directors or greater than 5% shareholders, or members of their immediate families, have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Robert Decherd is the Vice Chairman of the Board and serves as a Class III member of the Board. In connection with his retirement, effective September 11, 2013, as the Company’s Chairman, President and Chief Executive Officer and his appointment as Vice Chairman of the Board, Robert received base salary compensation of $300,000 and other compensation (dividend equivalents and a cell phone allowance) totaling $203,786 for 2015. As a participant in the A. H. Belo Pension Plan I, Robert was eligible to participate in the lump sum offer and elected in 2015 to receive the lump sum distribution in lieu of future payments. It is expected that Robert will serve as Vice Chairman until December 31, 2016, when he will step down in that capacity and continue to serve as a member of the Board of Directors and receive director fees then in effect. In addition, the Company will continue to provide Robert an office and an executive assistant until his retirement as a director of the Company.

Robert Decherd and Jim Moroney, members of the Company’s Board of Directors, are second cousins.

The Company is not aware of any other related person transactions that would require disclosure.

ANNUAL REPORT AND ADDITIONAL MATERIALS

Our 2015 annual report to shareholders is being distributed with this proxy statement. Copies of our Annual Report on Form 10-K for the year ended December 31, 2015 may be obtained without charge upon written or oral request to A. H. Belo Corporation, Attention: Secretary, P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222. Our Annual Report on Form 10-K is also available free of charge on www.ahbelo.com, along with our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to all these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

Householding Information

If you and others who share your mailing address own A. H. Belo common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one Notice or only one set of proxy materials from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and mailing costs. If you hold shares through a bank or brokerage firm and would like to receive a separate copy of this proxy statement and the 2015 annual report, please contact the Investor Relations Department of A. H. Belo Corporation (P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222), and we will promptly send additional copies on request. In addition, if you wish in the future to receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please notify the brokerage firm, bank, broker-dealer or other similar organization where your shares are held.

How to Receive Future Proxy Statements and Annual Reports Online

You can elect to receive future A. H. Belo proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Registered shareholders may elect electronic delivery of future proxy materials and other shareholder communications when voting via the Internet at www.proxyvote.com. When prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you hold your shares in broker or nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account so that when future proxy statements and annual reports become available, you will receive an email notice instructing you on how to access them over the Internet.

SHAREHOLDER PROPOSALS FOR 2017 MEETING

In order to propose business for consideration or nominate persons for election to the A. H. Belo Board, a shareholder must comply with the advance notice provisions of our bylaws and all applicable SEC requirements. The bylaws provide that any such proposals or nominations must be submitted to and received by us between January 12, 2017 and February 11, 2017 in order to be considered at the 2017 annual meeting, and must satisfy the other requirements in our bylaws regarding such proposals or nominations. If the shareholder does not also comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal or nomination made by a shareholder. A shareholder who is interested in submitting a proposal for inclusion in our proxy materials for the 2017 annual meeting may do so by submitting the proposal to the attention of A. H. Belo’s Secretary by no later than November 29, 2016 and following the procedures described in the Company’s bylaws and SEC Rules 14a-8 and 14a-18.

GENERAL

At the date of this proxy statement, we do not know of any matters to be presented for action at the annual meeting other than those described in this proxy statement. If any other matters should come before the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

CHRISTINE E. LARKIN

Secretary

Dated: March 29, 2016

APPENDIX A

MAJORITY VOTING IN THE ELECTION OF DIRECTORS

Excerpted from A. H. Belo Corporation

Corporate Governance Guidelines

The complete current version of the Corporate Governance Guidelines as approved and adopted by the

Board of Directors is posted on A. H. Belo’s website at www.ahbelo.com.

A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to:

A. H. Belo Corporation

Attention: Secretary,

P. O. Box 224866

Dallas, Texas 75222-4866

(214) 977-8222.

Board Composition & Qualifications

Majority Voting in the Election of Directors; Director Resignation Policy

If a nominee for director who is an incumbent director does not receive the vote of at least a majority of the votes cast in an uncontested election at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board. For purposes of this Corporate Governance Guideline, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority in each case and exclude abstentions with respect to that director’s election.

The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her offer to resign.

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APPENDIX B

INDEPENDENCE STANDARDS

Excerpted from A. H. Belo Corporation

Corporate Governance Guidelines

The complete current version of the Corporate Governance Guidelines as approved and adopted by the

Board of Directors is posted on A. H. Belo’s website at www.ahbelo.com.

A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to

A. H. Belo Corporation, Attention: Secretary,

P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8222.

Board Composition & Qualifications

Independence

A majority of the directors comprising the Board shall be independent directors. An “independent” director is a director who meets the New York Stock Exchange (“NYSE”) standards of independence, as determined by the Board. The Board has adopted the standards set forth on Attachment A to these Guidelines to assist it in making determinations of a director’s independence.

Board Committees:

Number, Structure and Independence of Committees

The Board has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees shall be directors who meet the NYSE standards of “independence” as determined by the Board. Directors who serve on the Audit and Compensation Committees must meet additional independence criteria described in Attachment A to these Guidelines, and directors who serve on the Audit Committee must be financially literate as determined by the Board.

Attachment A: Independence Standards

A director shall be independent if the director meets each of the following standards and otherwise has no material relationship with A. H. Belo, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with A. H. Belo. For purposes of these standards, “A. H. Belo” means A. H. Belo Corporation and its consolidated subsidiaries, collectively.

1.	the director is not, and in the past three years has not been, an employee of A. H. Belo;

2.	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of A. H. Belo;

3.

(a) neither the director nor a member of the director’s immediate family is a current partner of A. H. Belo’s outside auditing firm; (b) the director is not a current employee of A. H. Belo’s outside auditing firm; (c) no member of the director’s immediate family is a current employee of A. H. Belo’s outside auditing firm and personally works on A. H. Belo’s audit; and (d) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of A. H. Belo’s outside auditing firm and personally worked on A. H. Belo’s audit within that time;

4.

neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of A. H. Belo served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

5.

neither the director nor a member of the director’s immediate family has received, during any 12-month period in the past three years, any direct compensation from A. H. Belo in excess of $120,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of A. H. Belo, and pension or other forms of deferred compensation for prior service;

B-1

6.

the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from A. H. Belo, or during any of the last three fiscal years has made payments to or received payments from A. H. Belo, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

7.

the director is not an executive officer of a non-profit organization to which A. H. Belo makes or in the past three fiscal years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;

8.

the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which A. H. Belo was indebted at the end of A. H. Belo’s last full fiscal year in an aggregate amount in excess of 2% of A. H. Belo’s total consolidated assets at the end of such fiscal year;

9.

the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that A. H. Belo has retained during the last fiscal year or proposes to retain during the current fiscal year; or

10.

the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for A. H. Belo, other than as a participating underwriter in a syndicate, during the last fiscal year or that A. H. Belo proposes to have perform services during the current fiscal year.

The Board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (7) through (10) above as long as the Board determines that such person is independent of management and free from any relationship that in the judgment of the Board would interfere with such person’s independent judgment as a member of the Board and the basis for such determination is disclosed in A. H. Belo’s annual proxy statement.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from A. H. Belo Corporation or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with A. H. Belo; or (2) is “an affiliated person” of A. H. Belo Corporation or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

In determining whether a director is considered independent for purposes of serving on the Compensation Committee, the Board must consider all factors relevant to determining whether the director has a relationship to A. H. Belo that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including: (1) the source of the director’s compensation, including any consulting, advisory or other compensatory fee from A. H. Belo; and (2) whether the director is affiliated with A. H. Belo, any of its subsidiaries, or an affiliate of any of its subsidiaries.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

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AH Belo-PS-16

NOTICE TO PARTICIPANTS

IN THE

A. H. BELO SAVINGS PLAN

(the “Savings Plan”)

You should have received by separate correspondence a Notice of Internet Availability of Proxy Materials (the “Notice”) informing you of your ability to access the A. H. Belo Corporation (“A. H. Belo” or the “Company”) proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. The proxy materials relate to the 2016 Annual Meeting of Shareholders of A. H. Belo that will be held in the lobby of the TXCN Building at 570 Young Street, Dallas, Texas, on May 12, 2016, at 1:30 p.m. (local time). The A. H. Belo Board of Directors has fixed the close of business on March 17, 2016 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the 2016 Annual Meeting of Shareholders or any adjournment(s) thereof. The annual meeting will be held for the purpose of electing directors, ratifying the appointment of KPMG LLP as the Company’s independent registered public accounting firm, and considering any other matters that properly may come before the meeting or any postponement or adjournment of the meeting.

Directions to the Trustee

Only Fidelity Management Trust Company, as the trustee of the Savings Plan (“Fidelity”), can vote the shares of A. H. Belo stock held by the Savings Plan. However, under the terms of your plan, you are entitled to instruct Fidelity how to vote the shares of A. H. Belo stock that were allocated to your plan account at the close of business on the Record Date. Voting instructions with respect to shares held in the Savings Plan must be received by 11:59 p.m. Eastern Time on May 10, 2016, and may not be provided at the meeting.

The Notice you received includes instructions on how to access the proxy materials and how to provide your voting instructions to Fidelity via the Internet. It also provides information on how to request a printed set of the proxy materials, including a voting instruction card. Your participation is important and your vote is confidential. Please take the time to vote your plan shares via the Internet using the instructions included in the Notice, by using the toll-free telephone number provided in the proxy materials, or, if you opt to receive paper copies, by completing the voting instruction card and returning it in the envelope provided.

With respect to the Savings Plan, Fidelity will vote all A. H. Belo shares held by the plan in accordance with the voting instructions that are received via mail, telephone, or Internet on or before May 10, 2016 from participants in the plan, unless Fidelity determines such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If you sign, date and return a paper voting instruction card but do not check any boxes on the card, then Fidelity will vote your plan shares FOR all nominees standing for election as directors and FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. In addition, at its discretion, Fidelity is authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.

Confidentiality and Instructions

Your voting instructions to Fidelity are strictly confidential and will not be revealed, directly or indirectly, to any director, officer, or other employee of A. H. Belo or to anyone else, except as otherwise required by law. Therefore, you should feel completely free to instruct Fidelity to vote your plan shares in the manner you think best.

Voting Deadline

Because of the time required to tabulate voting instructions from participants before the annual meeting, Fidelity must establish a cut-off date for receipt of voting instructions. The cut-off date is May 10, 2016, and therefore it is important that you act promptly to vote your plan shares on or before that date. Voting instructions received by Fidelity after the cut-off date will not be tabulated. If Fidelity does not receive timely instructions from you with respect to your plan shares, Fidelity will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants in the Savings Plan.

Further Information

If you are a direct shareholder of A. H. Belo, please note that you must vote your directly-owned shares and your plan shares separately. You may not use the card or the voter identification information with respect to your directly-owned shares to vote your plan shares. Your direct vote of non-plan shares is not confidential.

If you have questions regarding the information provided to you, you may contact the plan administrator at (800) 835-5098 between 8:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

Your ability to instruct Fidelity how to vote your plan shares is an important part of your rights as a participant. Please consider the proxy materials carefully and provide your voting instructions to us promptly.

March 29, 2016

FIDELITY MANAGEMENT TRUST COMPANY

as Trustee of the A. H. BELO SAVINGS PLAN

A. H. BELO CORPORATION

ATTN: CORPORATE SECRETARY

508 YOUNG STREET

DALLAS, TX 75202

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the annual meeting date. Voting instructions with respect to A. H. Belo Corporation shares held in the A. H. Belo Savings Plan (the “Savings Plan”) must be received by 11:59 p.m. Eastern Time on May 10, 2016, and may not be provided at the meeting.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day prior to the annual meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day prior to the annual meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E00846-P73481-Z67196	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

A. H. BELO CORPORATION			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the following nominees:			All	All	Except
1.	Election of Directors		☐	☐	☐

Nominees

	01)	Louis E. Caldera
	02)	John P. Puerner
	03)	Nicole G. Small

The Board of Directors recommends a vote “FOR” the following proposal:							For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.						☐	☐	☐

NOTE: In their discretion, the proxyholders and trustee are authorized to vote on any other matters that may properly come before the meeting or any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Company’s 2016 Proxy Statement, Annual Report for Year Ended December 31, 2015, Map and Notice to Plan Participants

are available at www.proxyvote.com.

E00847-P73481-Z67196

A. H. BELO CORPORATION

Annual Meeting of Shareholders

May 12, 2016 at 1:30 PM

This proxy is solicited by the Board of Directors

Appointment of Proxies: The undersigned hereby appoints James M. Moroney III, Katy Murray, and Christine E. Larkin, or any one or more of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all the shares of the common stock of A. H. Belo Corporation (“A. H. Belo”) held of record by the undersigned on March 17, 2016 at the 2016 Annual Meeting of Shareholders, and any adjournment or postponement thereof.

Voting Instructions by Participants in the Savings Plan: This proxy/voting instruction card, when properly completed and returned by you, constitutes voting instructions to Fidelity Management Trust Company (“Fidelity”), as the trustee of the Savings Plan, to vote the shares of A. H. Belo common stock allocated to your plan account as of March 17, 2016 at the 2016 Annual Meeting of Shareholders, and any adjournment or postponement thereof, and also constitutes voting instructions to Fidelity for a proportionate number of shares of A. H. Belo common stock in the Savings Plan for which voting instructions have not been received. Your instructions to Fidelity will be held in confidence and will be made available only to the inspectors of the election at the Annual Meeting, none of whom is an employee of A. H. Belo. Please use the other side of this form in giving your instructions.

THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY YOU. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES. IF YOU SIGN, DATE AND RETURN A PROXY/VOTING INSTRUCTION CARD BUT DO NOT CHECK ANY BOXES ON THE CARD, THEN THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN THE PROXYHOLDERS’ OR THE TRUSTEE’S, AS APPLICABLE, DISCRETION ON ANY OTHER MATTER PRESENTED AT THE MEETING.

Continued and to be signed on reverse side